UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

Applied Materials, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Michael R. Splinter CHAIRMAN OF THE BOARD OF DIRECTORS PRESIDENT AND CHIEF EXECUTIVE OFFICER

January 27, 2010

Dear Applied Materials Stockholder:

We cordially invite you to attend Applied Materials’ 2010 Annual Meeting of Stockholders, which will be held at our Xi’an offices, 28 Xinxi Road, Xi’an Hi-Tech Industrial Development Zone, Xi’an, Shaanxi Province, People’s Republic of China 710075 on Tuesday, March 9, 2010 at 8:00 a.m. local time. An audio replay of the Annual Meeting will be available on our website at www.appliedmaterials.com.

At this year’s Annual Meeting, stockholders will be asked to elect eleven directors and ratify the appointment of KPMG LLP as Applied Materials’ independent registered public accounting firm for the current fiscal year. Additional information about the Annual Meeting is given in the attached Notice of 2010 Annual Meeting of Stockholders and Proxy Statement.

In light of retirement guidelines established by our Board of Directors, Dr. Phil Gerdine will not be standing for re-election after 34 years as a director, including 33 years as Chair of the Audit Committee. In this role, Dr. Gerdine has contributed significantly to Applied Materials’ growth from a Silicon Valley start-up to the world’s leading nanomanufacturing technology company. We extend our gratitude and appreciation to Dr. Gerdine for his many years of service and, most importantly, for his lasting contributions, dedication and commitment to Applied Materials.

We are continuing to provide these proxy materials to stockholders primarily over the Internet rather than in paper form. This method of delivery offers our stockholders expedited and convenient access to the information they need, while helping to conserve natural resources and lower the costs of printing and delivering proxy materials.

Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. Voting your proxy will ensure your representation at the Annual Meeting. We urge you to carefully review the proxy materials and to vote FOR the director nominees and FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

Thank you for your attention to this important matter and for your continued support and interest in Applied Materials.

Sincerely,

Michael R. Splinter

3050 Bowers Avenue Santa Clara, California 95054 Phone: (408) 727-5555 Fax: (408) 748-9943	Mailing Address: Applied Materials, Inc. 3050 Bowers Avenue P.O. Box 58039 Santa Clara, California 95052-8039

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, March 9, 2010

at 8:00 a.m. Local Time, Xi’an, People’s Republic of China

The 2010 Annual Meeting of Stockholders of Applied Materials, Inc. will be held on Tuesday, March 9, 2010 at 8:00 a.m. local time at our Xi’an offices, 28 Xinxi Road, Xi’an Hi-Tech Industrial Development Zone, Xi’an, Shaanxi Province, People’s Republic of China 710075, to conduct the following items of business:

1.	To elect eleven directors to serve for a one-year term and until their successors have been elected and qualified.

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

3.	To transact any other business that may properly come before the Meeting or any postponement or adjournment of the Meeting.

Stockholders who owned shares of Applied Materials common stock at the close of business on January 12, 2010 are entitled to receive notice of, attend and vote at the Meeting. A complete list of these stockholders will be available at our corporate offices at 3050 Bowers Avenue, Santa Clara, California 95054 during regular business hours for the ten days prior to the Meeting. This list also will be available during the Meeting at the Meeting location at our Xi’an offices at 28 Xinxi Road, Xi’an Hi-Tech Industrial Development Zone, Xi’an, Shaanxi Province, People’s Republic of China 710075. A stockholder may examine the list for any legally valid purpose related to the Meeting.

Your vote is important. Whether or not you plan to attend the Meeting, please vote as soon as possible. If you received notice of how to access the proxy materials over the Internet, a proxy card was not sent to you and you may vote only by telephone or online. If you received a proxy card and other proxy materials by mail, you may vote by mailing a completed proxy card, by telephone or online. Your vote must be received by 11:59 p.m. Eastern Standard Time, on Sunday, March 7, 2010. For specific voting instructions, please refer to the information provided in the following Proxy Statement, together with your proxy card or the voting instructions you receive by e-mail or that are provided via the Internet.

By Order of the Board of Directors

Joseph J. Sweeney Corporate Secretary

Santa Clara, California

January 27, 2010

PROXY STATEMENT

PROXY STATEMENT

GENERAL INFORMATION

Your proxy is being solicited on behalf of the Board of Directors of Applied Materials, Inc., a Delaware corporation. This proxy is for use at Applied Materials’ 2010 Annual Meeting of Stockholders to be held at 8:00 a.m. local time on Tuesday, March 9, 2010, at our Xi’an offices, 28 Xinxi Road, Xi’an Hi-Tech Industrial Development Zone, Xi’an, Shaanxi Province, People’s Republic of China 710075.

This Proxy Statement contains important information regarding Applied Materials’ 2010 Annual Meeting of Stockholders, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures.

A number of abbreviations are used in this Proxy Statement. Applied Materials, Inc. is referred to as “Applied,” “Applied Materials” or “the Company.” The term “proxy materials” includes this Proxy Statement, the enclosed proxy card or the voting instructions you receive by e-mail, or that are being provided via the Internet, and Applied’s Annual Report on Form 10-K for fiscal year 2009. References to “fiscal 2010” or “current fiscal year” mean Applied’s 2010 fiscal year that began on October 26, 2009 and will end on October 31, 2010. References to “fiscal 2009” mean Applied’s 2009 fiscal year that began on October 27, 2008 and ended on October 25, 2009. References to “fiscal 2008” mean Applied’s 2008 fiscal year that began on October 29, 2007 and ended on October 26, 2008. References to “fiscal 2007” mean Applied’s 2007 fiscal year that began on October 30, 2006 and ended on October 28, 2007. Applied’s 2010 Annual Meeting of Stockholders is referred to as the “Meeting.” Applied’s Board of Directors is referred to as the “Board.” The mailing address of Applied’s principal executive offices is 3050 Bowers Avenue, P.O. Box 58039, Santa Clara, California 95052-8039.

These proxy materials are being provided on or about January 27, 2010 to all stockholders of Applied as of January 12, 2010, the record date for the Meeting. Stockholders who owned Applied common stock at the close of business on January 12, 2010 are entitled to receive notice of, attend and vote at the Meeting. On the record date, there were 1,343,121,986 shares of Applied common stock outstanding.

Audio Replay of the Annual Meeting

An audio replay of the Meeting will be available on our website at www.appliedmaterials.com beginning on Thursday, March 11, 2010 through Thursday, March 25, 2010.

Voting Procedures

As a stockholder of Applied, you have a right to vote on certain business matters affecting Applied. The proposals that will be presented at the Meeting and upon which you are being asked to vote are discussed below under the “Proposals” section. Each share of Applied common stock that you owned as of the record date entitles you to one vote on each proposal presented at the Meeting.

Methods of Voting

You may vote by mail, by telephone, over the Internet, or in person at the Meeting. Votes submitted by mail, by telephone or over the Internet must be received by 11:59 p.m., Eastern Standard Time, on Sunday, March 7, 2010. This voting deadline is earlier than in previous years because of the difference in time zones between the United States and the People’s Republic of China, where the Meeting is being held this year.

Voting by Mail.    By signing the proxy card and returning it in the prepaid and addressed envelope enclosed with proxy materials delivered by mail, you are authorizing the individuals named on the proxy card (known as “proxies”) to vote your shares at the Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Meeting so that your shares will be voted if you are unable to attend the Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone.    To vote by telephone, please follow either the instructions included on your proxy card or the voting instructions you receive by e-mail or that are being provided via the Internet. If you vote by telephone, you do not need to complete and mail a proxy card.

Voting over the Internet.    To vote over the Internet, please follow either the instructions included on your proxy card or the voting instructions you receive by e-mail or that are being provided via the Internet. If you vote over the Internet, you do not need to complete and mail a proxy card.

Voting in Person at the Meeting.    If you attend the Meeting and plan to vote in person, we will provide you with a ballot at the Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the Meeting, you will need to bring to the Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

Applied Employee Plan Participants.    If you are a participant in Applied’s Employee Savings and Retirement Plan (the “401(k) Plan”), your proxy represents all shares you own through the 401(k) Plan, assuming that your shares are registered in the same name. Your proxy will serve as a voting instruction for the trustee of the 401(k) Plan. If you own shares through the 401(k) Plan and you do not vote, the 401(k) Plan trustee will vote those shares in the same proportion as other 401(k) Plan participants vote their 401(k) Plan shares.

If you own shares purchased through the Applied Employees’ Stock Purchase Plan or the Applied Stock Purchase Plan for Offshore Employees that are still held by the plans’ recordkeeper and you do not vote these shares, the shares will be voted in accordance with standard brokerage industry practices, as described below under the section entitled “Abstentions and Broker Non-Votes.”

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Meeting. To do this, you must:

•	enter a new vote by telephone or over the Internet by 11:59 p.m., Eastern Standard Time, on March 7, 2010;

•	sign and return another proxy card by 11:59 p.m., Eastern Standard Time, on March 7, 2010;

•

provide written notice of the revocation to Applied’s Corporate Secretary at: Applied Materials, Inc., Attention: Joseph J. Sweeney, Corporate Secretary, 2881 Scott Boulevard, P.O. Box 58039, M/S 2064, Santa Clara, California 95052-8039 by 11:59 p.m., Eastern Standard Time, on March 7, 2010; or

•	attend the Meeting and vote in person.

Votes Required for the Proposals

The votes required to approve the proposals to be considered at the Meeting, and the methods for calculating the votes, are as follows:

Item 1—Election of Directors.    The eleven nominees for the Board receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote “for” the nominees for election as directors, or you may “withhold” your vote with respect to one or more nominees. Each share of Applied common stock you own entitles you to one vote. There is no cumulative voting with respect to the election of directors. For purposes of determining whether a quorum exists for the Meeting, if you return a proxy card or vote by telephone or over the Internet and withhold your vote from the election of all directors, your shares will be counted as present.

Applied has adopted a majority voting policy for the election of directors. This policy states that in the event that a nominee for director in an uncontested election receives more “withhold” votes for his or her election than “for” votes, the director must submit an offer to resign to the Board. The Board must take action on the offer to resign following a recommendation by the Corporate Governance and Nominating Committee of the Board. The policy is discussed further under the section entitled “Corporate Governance—Majority Voting Policy.”

Item 2—Ratification of the Appointment of Independent Registered Public Accounting Firm.    Ratification of the appointment of KPMG LLP for the current fiscal year requires the affirmative vote of a majority of the shares present at the Meeting, in person or by proxy, and entitled to vote on the proposal at the Meeting.

You may vote “for,” “against,” or “abstain” from the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

Quorum Requirement

A “quorum” is a majority of the outstanding shares entitled to vote as of the record date, January 12, 2010. A quorum must be present in order to hold the Meeting and to conduct business. Your shares are counted as being present if you vote in person at the Meeting, by telephone, over the Internet, or by submitting a properly executed proxy card by mail. Abstentions and broker non-votes are counted as present for the purpose of determining a quorum.

Abstentions and Broker Non-Votes

If you are a stockholder of record and return a proxy card but do not provide specific voting instructions, your shares will be voted on the proposals as follows:

•	“for” the eleven named nominees for directors; and

•	“for” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

If other matters properly come before the Meeting and you do not provide specific voting instructions, your shares will be voted in the discretion of the proxies.

If you vote to “abstain” on the proposal to ratify the appointment of KPMG LLP as Applied’s independent registered public accounting firm for the current fiscal year, your shares will be counted as present for the purpose of determining a quorum. A vote to “abstain” on this proposal will have the same effect as a vote against the proposal.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The election of directors should be considered a non-routine matter. Consequently, without your voting instructions, your brokerage firm cannot vote your shares on this proposal. These unvoted shares, called “broker non-votes,” refer to shares held by brokers who have not received voting instructions from their clients and who do not have discretionary authority to vote on non-routine matters. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year should be considered a routine matter. To the extent your brokerage firm votes your shares on your behalf on this proposal, your shares also will be counted as present for the purpose of determining a quorum.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed, except as required by law.

Voting Results

Votes will be tabulated by an independent inspector of elections appointed for the Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Voting results will be announced at the Meeting and will be posted shortly after the Meeting on our website at www.appliedmaterials.com and remain available there through March 25, 2010. Voting results will also be reported in a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission (the “SEC”) within four business days after the Meeting. You may access the voting results by:

•	visiting our website at www.appliedmaterials.com;

•	contacting our Investor Relations department, toll-free, at 1-800-882-0373; or

•	viewing the Current Report on Form 8-K on the SEC’s website at www.sec.gov.

Electronic Availability of Proxy Materials for 2010 Annual Meeting

Under rules adopted by the SEC, we are continuing to furnish proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On January 27, 2010, we mailed to our stockholders (other than those who had previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also instructs you on how to vote over the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, help conserve natural resources and lower the cost of the Meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Householding of Proxy Materials

In a further effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials, and would like to request a separate paper copy of these materials, please: (1) go to www.proxyvote.com and follow the instructions provided; (2) send an e-mail message to investor_relations@amat.com with “Request for Proxy Materials” in the subject line and provide your name, address and the control number; or (3) call our Investor Relations department, toll-free, at 1-800-882-0373.

Proxy Solicitation Costs

Applied will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. We have hired Innisfree M&A Incorporated to assist in the distribution and solicitation of proxies. Such solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet. In addition to the estimated proxy solicitation cost of $20,000 plus reasonable out-of-pocket expenses for this service, we will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to stockholders.

PROPOSALS

The following proposals will be considered at the Meeting:

Item 1—Election of Directors

The first proposal is to elect eleven directors. The nominees for directors are Michael R. Splinter, Aart J. de Geus, Stephen R. Forrest, Thomas J. Iannotti, Susan M. James, Alexander A. Karsner, Gerhard H. Parker, Dennis D. Powell, Willem P. Roelandts, James E. Rogers and Robert H. Swan. Each nominee is currently a director of Applied.

Additional information about the election of directors and a brief biography of each nominee appear under the section entitled “Item 1—Election of Directors.”

The Board unanimously recommends that you vote “FOR” each nominee.

Item 2—Ratification of the Appointment of Independent Registered Public Accounting Firm

The second proposal is to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year. The Audit Committee of the Board has appointed KPMG LLP to be Applied’s independent registered public accounting firm for the 2010 fiscal year, which began on October 26, 2009 and will end on October 31, 2010.

Additional information about the ratification of the appointment of KPMG LLP as our independent registered public accounting firm appears under the section entitled “Item 2—Ratification of the Appointment of Independent Registered Public Accounting Firm.”

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

Other Matters

Except for the election of eleven directors and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year, Applied’s Board does not intend to bring any other matters to be voted on at the Meeting. Applied and its Board are not currently aware of any other matters that may properly be presented by others for action at the Meeting.

ITEM 1—ELECTION OF DIRECTORS

Nominees

Applied’s Board of Directors is elected each year at the Annual Meeting of Stockholders. Applied currently has twelve directors. Upon the recommendation of the Corporate Governance and Nominating Committee of the Board, each of the current directors, other than Dr. Gerdine, has been nominated by the Board for election at the Meeting and has decided to stand for election. Dr. Gerdine will not be standing for re-election. Accordingly, immediately prior to the Meeting, the Board will reduce the authorized number of directors from twelve to eleven.

The eleven nominees receiving the highest number of votes will be elected at the Meeting. In the event a nominee is unable or declines to serve as a director, the proxies will be voted at the Meeting for any nominee who may be designated by the Board to fill the vacancy. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or will decline to serve as a director. Each director will serve until Applied’s 2011 Annual Meeting of Stockholders and until he or she is succeeded by another qualified director who has been elected, or, if earlier, until his or her death, resignation or removal.

Each nominee is currently a director of Applied and is standing for re-election, except for Ms. James and Mr. Swan, who are each standing for election for the first time. Ms. James was identified as a candidate for the Board by a third-party search firm based on her financial and accounting expertise, demonstrated leadership, and broad experience with global technology companies. A non-employee director of the Board who was familiar with Mr. Swan’s financial expertise, global financial management, and strong leadership skills identified Mr. Swan as a candidate for the Board. After a screening process and recommendation by the Corporate Governance and Nominating Committee, the Board appointed Mr. Swan and Ms. James as new directors on March 10, 2009 and December 7, 2009, respectively.

The nominees for the Board are as follows:

Name of Nominee	Age	Principal Occupation	Director Since
Michael R. Splinter	59	Chairman, President, and Chief Executive Officer of Applied Materials, Inc.	2003
Aart J. de Geus	55	Chairman and Chief Executive Officer of Synopsys, Inc.	2007
Stephen R. Forrest	59	Vice President for Research at the University of Michigan	2008
Thomas J. Iannotti	53	Senior Vice President and Managing Director, Enterprise Business Group, Americas for Hewlett-Packard Company	2005
Susan M. James	63	Retired Partner of Ernst & Young LLP	2009
Alexander A. Karsner	42	Chief Executive Officer of Manifest Energy LLC	2008
Gerhard H. Parker	66	Retired Executive Vice President, New Business Group of Intel Corporation	2002
Dennis D. Powell	62	Retired Executive Vice President, Chief Financial Officer of Cisco Systems, Inc.	2007
Willem P. Roelandts	65	Retired Chairman, President and Chief Executive Officer of Xilinx, Inc.	2004
James E. Rogers	62	Chairman, President and Chief Executive Officer of Duke Energy Corporation	2008
Robert H. Swan	49	Senior Vice President, Finance and Chief Financial Officer of eBay, Inc.	2009

There is no family relationship among any of the nominees, directors and/or any of Applied’s executive officers. Applied’s executive officers serve at the discretion of the Board. Further information about Applied’s directors, including each of the director nominees, is provided below.

Directors

Michael R. Splinter has been Applied’s Chairman of the Board of Directors since March 2009 and President and Chief Executive Officer since April 2003. From 1984 to April 2003, Mr. Splinter was employed by Intel Corporation, a manufacturer of chips and computer, networking and communications products, where he was last Executive Vice President and Director of the Sales and Marketing Group. Mr. Splinter previously held various executive positions at Intel, including Executive Vice President and General Manager of the Technology and Manufacturing Group. Prior to joining Intel, Mr. Splinter worked for 10 years at Rockwell International. Mr. Splinter is a director of The NASDAQ OMX Group, Inc.

Aart J. de Geus is a co-founder of Synopsys, Inc., a provider of electronic design automation (EDA) software and related services for semiconductor design companies, and currently serves as Chairman of its Board of Directors and Chief Executive Officer. Since 1986, Dr. de Geus has served as a director of and held various positions at Synopsys, including President, Senior Vice President of Engineering and Senior Vice President of Marketing. From 1982 to 1986, Dr. de Geus was employed by the General Electric Company, where he was the Manager of the Advanced Computer-Aided Engineering Group.

Stephen R. Forrest has served as Vice President for Research at the University of Michigan since January 2006, where he also holds faculty appointments as Professor of Electrical Engineering and Computer Science in the College of Engineering, and as Professor of Physics in the College of Literature, Science and the Arts. Dr. Forrest leads the University’s Optoelectronics Components and Materials Group. From 1992 to 2005, Dr. Forrest served in a number of positions at Princeton University, including as Chair of the Electrical Engineering Department, Director of the Center for Photonics and Optoelectronic Materials, and as director of the National Center for Integrated Photonic Technology. Prior to Princeton, Dr. Forrest was a faculty member of the Electrical Engineering and Materials Science Departments at the University of Southern California.

Philip V. Gerdine, 70, has been a director of Applied since 1976. He served from 1988 until his retirement in 1998 as Executive Director of Siemens Aktiengesellschaft (AG), a German manufacturer of electrical and electronic equipment and services for the global power generation, medical, information technology, and communications industries. From 1989 until 1998, he was also Managing Director of The Plessey Company, PLC, a British engineering company that manufactured communications, semiconductor and electronics products. Dr. Gerdine previously served from 1973 to 1988 as the Manager of Acquisitions and Mergers for the General Electric Company, and held other management positions with The Boston Consulting Group, GE Venture Capital Fund and Price Waterhouse LLP. He is a certified public accountant and taught accounting and finance at Fordham University Graduate School and the University of New Haven for 10 years. Dr. Gerdine’s term as a director will end at the Meeting and he is not standing for re-election to the Board.

Thomas J. Iannotti has served as Senior Vice President and Managing Director, Enterprise Business Group, Americas for Hewlett-Packard Company, a technology solutions provider to consumers, businesses and institutions globally, since February 2008. From 2002 to January 2008, Mr. Iannotti held various executive positions at Hewlett-Packard, including most recently as Senior Vice President and Managing Director, Asia-Pacific and Japan. From 1978 to 2002, Mr. Iannotti worked at Digital Equipment Corporation and at Compaq Computer Corporation after its acquisition of Digital Equipment Corporation.

Susan M. James served as a partner at Ernst & Young LLP, a global leader in assurance, tax, transaction and advisory services from 1987 to 2006. Ms. James joined Ernst & Young in 1975 and, following her retirement in 2006, served as a consultant to the firm until December 2009. She also served on the Ernst & Young Americas Executive Board of Directors from January 2002 to June 2006. Ms. James is a certified public accountant and a member of the American Institute of Certified Public Accountants. Ms. James currently serves as a member of the boards of directors of Coherent, Inc. and Yahoo! Inc.

Alexander A. Karsner has served as Chief Executive Officer of Manifest Energy LLC, a clean energy infrastructure development and finance company, since July 2009. From March 2006 to August 2008, he served as Assistant Secretary for Energy Efficiency and Renewable Energy at the U.S. Department of Energy. From April 2002 to March 2006, Mr. Karsner was Managing Director of Enercorp LLC, a private company involved in international project development, management and financing of renewable energy infrastructure. Mr. Karsner has also worked with Tondu Energy Systems of Texas, Wartsila Power Development of Finland and other multi-national energy firms and developers. Mr. Karsner currently serves as a member of the board of directors of Codexis, Inc.

Gerhard H. Parker served as Executive Vice President, New Business Group, of Intel Corporation, a manufacturer of chips and computer, networking and communications products, from 1998 until his retirement in May 2001. From 1988 to 1998, Dr. Parker was Senior Vice President of Intel’s Technology and Manufacturing Group. Dr. Parker currently serves as a member of the boards of directors of FEI Company and Lattice Semiconductor Corporation.

Dennis D. Powell has served as an Executive Advisor at Cisco Systems, Inc., a provider of networking products and services, since February 2008. He served as Cisco’s Chief Financial Officer from May 2003 to February 2008. In that position, Mr. Powell served as Executive Vice President since August 2007 and Senior Vice President since May 2003. Since joining Cisco in 1997, Mr. Powell also served as Senior Vice President, Corporate Finance and Vice President, Corporate Controller. Before joining Cisco, Mr. Powell was employed by Coopers & Lybrand LLP for 26 years, where he was last a senior partner. Mr. Powell currently serves as a member of the board of directors of Intuit, Inc. and VMware, Inc.

Willem P. Roelandts served as Chairman of the Board of Directors of Xilinx, Inc., a supplier of programmable logic solutions, from July 2003 to February 2009, and a director from January 1996 to August 2009. Mr. Roelandts served as President and Chief Executive Officer of Xilinx from January 1996 to January 2008. Prior to joining Xilinx, Mr. Roelandts held various executive positions during a 29-year career at Hewlett-Packard Company, where he last served as Senior Vice President and General Manager of Computer Systems Organizations. Mr. Roelandts serves on the board of directors of Aruba Networks, Inc. He is also a member of the Advisory Board of the Center for Science, Technology and Society at Santa Clara University.

James E. Rogers has served as Chairman since 2007, and President, Chief Executive Officer and a member of the Board of Directors since 2006, of Duke Energy Corporation, an electric power company that supplies and delivers electricity and natural gas service. Mr. Rogers was Chairman and Chief Executive Officer of Cinergy Corp., a provider of electric and gas service, from 1994 until its merger with Duke Energy in 2006. He was Chairman, President and Chief Executive Officer of PSI Energy, Inc. from 1988 until 1994. Mr. Rogers currently serves as a director of CIGNA Corporation.

Robert H. Swan has served as Senior Vice President, Finance and Chief Financial Officer of eBay Inc., a provider of online marketplaces and payment services, since March 2006. From 2003 to March 2006, Mr. Swan was Chief Financial Officer and Executive Vice President of Electronic Data Systems Corporation. Mr. Swan also served as Executive Vice President and Chief Financial Officer of TRW, Inc. from 2001 to 2002 and held various executive positions at Webvan Group, Inc. from 1999 to 2001. Mr. Swan spent the first 15 years of his career at the General Electric Company in various roles.

Chairman Emeritus

James C. Morgan has served as Applied’s Chairman Emeritus since March 2009 and is currently employed by Applied. Mr. Morgan spent more than 31 years as a director and employee of Applied, including over 20 years as Chairman of the Board. Mr. Morgan first joined Applied in 1976 and served as Chief Executive Officer from 1977 to 2003. As Chairman Emeritus, Mr. Morgan is invited to attend Board and committee meetings, but he does not have voting rights and does not receive any retainer or meeting fees.

Corporate Governance

Corporate Governance Guidelines.    Applied has adopted Corporate Governance Guidelines that describe, among other matters, the role and functions of the Board, the responsibilities of various Board committees, and the procedures for reporting concerns to the Board. These guidelines are available on our website, along with other important corporate governance materials, at www.appliedmaterials.com/investors/corporate_governance.html.

The Corporate Governance Guidelines provide, among other things, that:

•	a majority of the directors must be independent;

•	the Board shall designate a lead independent director who, among other duties, is responsible for presiding over executive sessions of independent directors;

•	the Board shall appoint all members of the Board committees;

•	the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees must consist solely of independent directors;

•

the independent directors shall meet in executive sessions without the presence of the non-independent directors or members of Applied’s management at least twice a year during regularly scheduled Board meeting days and from time to time as deemed necessary or appropriate; and

•

a nominee for director must tender a resignation from the Board if he or she does not receive the votes of a majority of the shares voted in an uncontested election. The Corporate Governance and Nominating Committee of the Board then will consider the resignation offer and recommend to the Board the action to be taken with respect to the offered resignation.

As the operation of the Board is a dynamic process, the Board regularly reviews changing legal and regulatory requirements, evolving best practices and other developments and may modify the Corporate Governance Guidelines from time to time as it deems appropriate.

Director Nominations.    The Corporate Governance and Nominating Committee of the Board considers candidates for director nominees. This committee may retain recruiting professionals to assist in identifying and evaluating candidates for director nominees. As set forth in the Corporate Governance Guidelines, the Corporate Governance and Nominating Committee strives for a mix of skills and diverse perspectives (functional, cultural and geographic) that is effective for the Board. Every effort is made to complement and supplement the skills of the existing Board and strengthen any identified areas for improvement. Based on the Corporate Governance and Nominating Committee’s recommendation, the Board selects director nominees and recommends them for election by Applied’s stockholders, and also fills any vacancies that may arise between Annual Meetings of Stockholders. Directors added to the Board to fill vacancies are generally recommended for election at the next Annual Meeting of Stockholders. The Board also may consider recommendations from other sources of director candidates. In selecting the director nominees, the Board assesses the independence, character and acumen of candidates and endeavors to establish a diversity of background and experience in a number of areas of core competency, including business judgment; management; accounting and finance; knowledge of the industries (including technologies and markets) in which the Company operates; understanding of manufacturing and services; leadership; strategic vision; knowledge of international markets; marketing; crisis/risk management; research and development; government; and other areas relevant to the Company’s business. Additional criteria include a candidate’s personal and professional ethics, integrity and values; willingness to devote sufficient time to prepare for and attend meetings and participate effectively on the Board; and commitment to representing the long-term interests of Applied’s stockholders.

The Corporate Governance and Nominating Committee or a screening committee of the Board evaluates and interviews potential Board candidates. All members of the Board may interview the final candidate(s). The Corporate Governance and Nominating Committee also will consider potential director candidates recommended by stockholders. The same identification and evaluation procedures apply to all candidates for director nomination, including candidates submitted by stockholders.

If you would like the Corporate Governance and Nominating Committee to consider a prospective candidate, in accordance with our Bylaws, please submit the candidate’s name and qualifications to: Joseph J. Sweeney, Corporate Secretary, Applied Materials, Inc., 2881 Scott Boulevard, P.O. Box 58039, M/S 2064, Santa Clara, California 95052-8039.

Majority Voting Policy.    The Corporate Governance Guidelines include a majority voting policy for the election of directors. This policy states that in the event that a nominee for director in an uncontested election receives more “withhold” votes for his or her election than “for” votes, the director must promptly submit his or her offer to resign to the Board after certification of the stockholder vote. The Board’s Corporate Governance and Nominating Committee, composed entirely of independent directors, will evaluate and make a recommendation to the Board with respect to the proffered resignation. The Board must take action on the recommendation within 90 days following certification of the stockholder vote. No director who offers to resign may participate in the Committee’s or the Board’s consideration of the matter. Applied will publicly disclose the Board’s decision including, as applicable, the reasons for rejecting an offer to resign.

Standards of Business Conduct.    Applied has for many years had in place Standards of Business Conduct, which embody our commitment to ethical and legal business practices. The Board expects Applied’s directors, officers and all other members of its workforce to act ethically at all times and to acknowledge their commitment to Applied’s Standards of Business Conduct. The Standards of Business Conduct are available on our website at www.appliedmaterials.com/investors/corporate_governance.html.

Stock Ownership Guidelines.    The Board has adopted stock ownership guidelines to more closely align the interests of our directors and named executive officers with those of our stockholders. The guidelines provide that non-employee directors should each maintain an investment in Applied stock with a value of at least $300,000. Applied’s Chief Executive Officer and Chairman of the Board should maintain an investment in Applied stock that is equal to at least five times his or her annual base salary. Our named executive officers other than the Chief Executive Officer should each maintain an investment in Applied stock that is equal to at least three times his or her annual base salary. In each case and unless an exception is made by the Board’s Human Resources and Compensation Committee, such investment levels should be achieved within a specified period or, in any event, no later than five years following a director’s or officer’s initial election or appointment.

Stockholder Communications.    Any stockholder wishing to communicate with any of our directors regarding Applied may write to the director, c/o Joseph J. Sweeney, Corporate Secretary, Applied Materials, Inc., 2881 Scott Boulevard, P.O. Box 58039, M/S 2064, Santa Clara, California 95052-8039. The Corporate Secretary will forward these communications directly to the director(s). The independent directors of the Board review and approve the stockholder communication process periodically in an effort to enable an effective method by which stockholders can communicate with the Board.

Director Independence

Applied has adopted standards for director independence that correspond to Nasdaq listing standards and SEC rules. An “independent director” means a person who is not an officer or employee of Applied or its subsidiaries, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered independent, the Board must affirmatively determine that neither the director, nor any member of his or her immediate family, has had any direct or indirect material relationship with Applied within the previous three years.

The Board considered relationships, transactions and/or arrangements with each of the directors and concluded that none of the non-employee directors, or any of his or her immediate family members, has any relationship with Applied that would impair his or her independence. The Board has determined that each member of the Board, other than Mr. Splinter, is an independent director under applicable Nasdaq listing standards and SEC rules. Mr. Splinter does not meet the independence standards because he is an employee of Applied.

In addition, the Board has also determined that:

•

all directors who serve on the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees are independent directors under applicable Nasdaq listing standards and SEC rules, and

•	none of the members of the Audit Committee directly or indirectly received compensation from Applied other than their compensation as directors.

The independent directors meet in executive sessions without the presence of the non-independent directors or members of Applied’s management at least twice per year during regularly scheduled Board meeting days and otherwise from time to time as deemed necessary or appropriate. The lead independent director presides over these executive sessions.

Board and Committee Meetings

The Board met five times during fiscal 2009. Each director attended at least 75% of all Board and applicable committee meetings held during his or her term as a member of the Board during fiscal 2009, except for Mr. Rogers. Applied’s policy is to strongly encourage its Board members to attend the Annual Meeting of Stockholders, and all who were serving as Board members at that time, except for Mr. Rogers, attended Applied’s 2009 Annual Meeting of Stockholders.

The Board has standing Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees. In addition, members of the Board serve on one or more of the Investment, Stockholder Rights, and Strategy Committees, which are described in Applied’s Corporate Governance Guidelines.

Each of the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees has a written charter approved by the Board that is reviewed regularly by the respective committees, which may recommend appropriate changes for approval by the Board. Copies of the current amended and restated charters for the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees can be found on our website at www.appliedmaterials.com/investors/corporate_governance.html. The primary functions of each of these committees are described in the tables below.

Audit Committee	Primary Functions	Number of Meetings Held in Fiscal 2009
Members: Philip V. Gerdine* Susan M. James** Gerhard H. Parker*** Dennis D. Powell**** Robert H. Swan****

•      oversee Applied’s financial statements, system of internal control over financial reporting, and auditing, accounting and financial reporting processes

•      appoint, compensate, evaluate and, when appropriate, replace Applied’s independent registered public accounting firm

•      oversee Applied’s tax, legal, regulatory and ethical compliance

•      review with Applied’s management and Internal Auditor the annual audit plan and matters relating to the Internal Audit department

•      review annually the Audit Committee Charter

•      review and pre-approve audit and permissible non-audit services

•      prepare the Audit Committee Report to be included in Applied’s proxy statement for each Annual Meeting of Stockholders

•      review and approve related-party transactions for which approval is required by applicable law

•      oversee and review Applied’s ethics policies and procedures, including procedures for receiving, retaining and treating complaints or concerns

•      review Applied’s major risk exposures and steps taken to monitor and mitigate those exposures

9

*	Chair and Audit Committee Financial Expert. Dr. Gerdine’s term as a director will end at the Meeting and he is not standing for re-election to the Board.
**	Audit Committee Financial Expert. Ms. James was appointed to the Audit Committee on December 7, 2009.
***	Ethics Ombudsman
****	Audit Committee Financial Expert

Human Resources and Compensation Committee	Primary Functions	Number of Meetings Held in Fiscal 2009
Members: Aart J. de Geus Thomas J. Iannotti Willem P. Roelandts* James E. Rogers

•      evaluate and oversee Applied’s primary strategies for employee and executive development

•      determine compensation policies applicable to Applied’s executive officers and all other employees

•      determine the compensation of the Chief Executive Officer and Applied’s other executive officers

•      administer the Senior Executive Bonus Plan

•      oversee significant employee benefits programs, policies and plans relating to Applied’s employees and executives

•      oversee human resources programs, compensation and benefits matters

•      adopt, amend and oversee the administration of all equity-related incentive plans, senior executive bonus plans and major retirement and deferred compensation programs

•      review and approve any employment, severance and/or change-in-control arrangements for Applied’s executive officers

•      review and consider compensation policies and/or practices as they relate to risk management practices and/or risk-taking incentives

•      review matters relating to management succession and executive organization development

•      approve the compensation of the members of the Board

•      review and consult with Applied’s management regarding the Compensation Discussion and Analysis that is included in Applied’s proxy statement for each Annual Meeting of Stockholders

•      prepare the Human Resources and Compensation Committee Report that is included in Applied’s proxy statement for each Annual Meeting of Stockholders

5

*	Chair

Corporate Governance and Nominating Committee	Primary Functions	Number of Meetings Held in Fiscal 2009
Members: Philip V. Gerdine Thomas J. Iannotti Dennis D. Powell* Willem P. Roelandts**

•     oversee the composition, structure and evaluation of the Board and its committees, including overseeing an annual self-evaluation process of the Board, its committees, and individual directors

•     identify qualified candidates for election to the Board

•     establish procedures for director candidate nomination and evaluation

•     monitor the independence of the Board

•     develop, maintain and oversee implementation of Applied’s Corporate Governance Guidelines

•     conduct a periodic review of Applied’s succession planning process and assist the Board in evaluating this process

•     review any proposals submitted by stockholders for action at the Annual Meeting of Stockholders and make recommendations to the Board regarding action to be taken in response to each such proposal

•     review Applied’s corporate governance policies and recommend to the Board modifications to the policies as appropriate

•     consider director resignations and recommend appropriate action to the Board in accordance with Applied’s majority voting policy

4

*	Chair
**	Lead Independent Director

Compensation of Directors

Retainer and Meeting Fees

Directors who are employees of Applied do not receive any additional compensation for their services as directors. During fiscal 2009, Applied’s non-employee directors each received an annual retainer, which was paid quarterly, and fees for attendance at Board committee meetings (but not for meetings of the full Board). Each non-employee director who serves for less than the full fiscal year receives a pro-rated amount of the annual retainer based on the portion of the fiscal year the director served. On December 8, 2008, the Board’s Human Resources and Compensation Committee (the “Committee”) approved a ten percent (10%) reduction in the annual base cash retainer payable to non-employee directors, effective beginning the first quarter of fiscal 2009. On March 10, 2009, the Board approved a second 10% reduction in the annual cash retainer payable to non-employee directors, effective beginning the third quarter of fiscal 2009. On December 7, 2009, effective for fiscal 2010, the Board approved the termination of the 20% reduction in the annual cash retainers and reinstated the annual retainer amounts previously approved by the Committee on September 16, 2008.

Cash compensation for non-employee directors for fiscal 2009 and fiscal 2010 is set forth in the table below.

	First and Second Quarters of Fiscal 2009	Third and Fourth Quarters of Fiscal 2009	Fiscal 2010
Annual Retainer(1)	$58,500	$52,000	$65,000

Annual Retainer for Committee Chairs and Lead Independent Director(2):
Audit Committee	$78,500	$72,000	$85,000
Corporate Governance and Nominating Committee	$68,500	$62,000	$75,000
Human Resources and Compensation Committee	$73,500	$67,000	$80,000
Strategy Committee	$68,500	$62,000	$75,000
Lead Independent Director	$73,500	$67,000	$80,000

Fee per Board Meeting Attended	$0	$0	$0

Fee per Committee Meeting Attended	$2,000	$2,000	$2,000

(1)	A non-employee director receives this annual retainer unless he or she is the (a) Chair of the Audit, Corporate Governance and Nominating, Human Resources and Compensation, or Strategy Committee, or (b) Lead Independent Director.
(2)	If a non-employee director holds more than one committee chair, or is the Lead Independent Director and a chair of a committee, he or she will receive only the annual retainer for the single, highest-paying position held.

In addition to the retainer and meeting fees described above, non-employee directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings, attendance at business events on behalf of Applied and also for seminars and programs on subjects related to their responsibilities. Mr. Karsner was also provided with computer and office equipment to further support his service as a director.

Equity Compensation

Nonemployee Director Share Purchase Plan.    Under the Nonemployee Director Share Purchase Plan, Applied’s non-employee directors annually may elect to receive shares of Applied common stock in lieu of the retainers and/or meeting fees that otherwise would be payable to them in cash for their service on the Board. If directors make this election, quarterly retainers otherwise payable in cash are converted into shares of Applied common stock based on 100% of the fair market value of a share on the day of the regularly-scheduled meeting of the Board (or on the final day of a meeting that takes place over multiple days). Meeting fees otherwise payable in cash are converted into shares of Applied common stock based on 100% of the fair market value of a share on the day of the committee meeting (or on the final day of a meeting that takes place over multiple days). Shares issued to participating directors under this plan are fully vested and taxable and Applied does not discount the purchase price of the shares.

Performance Shares.    Non-employee directors participate in one equity compensation plan, the Employee Stock Incentive Plan, which provides for the following automatic grants of performance shares (also called “restricted stock units”) to each of Applied’s non-employee directors:

•

a grant made on the day of each Annual Meeting of Stockholders of a number of performance shares equal to $200,000, divided by 100% of the fair market value of a share of Applied common stock on the date of grant (“Annual Grant”); and

•

an initial grant of performance shares made upon a non-employee director’s initial appointment or election to the Board (“Initial Grant”), the number of which shares equals $200,000, divided by 100% of the fair market value of a share of Applied common stock on the date of grant, pro-rated to reflect the period starting with the day of initial appointment or election and ending on the day of the next Annual Meeting of Stockholders. A non-employee director who is initially appointed or elected to the Board on the day of an Annual Meeting of Stockholders will not receive an Initial Grant, but instead will receive the Annual Grant described above.

Grants of performance shares made to non-employee directors during fiscal 2009 were as follows:

•

an Annual Grant of 21,691 performance shares was made on March 10, 2009, the date of Applied’s 2009 Annual Meeting of Stockholders, to each of Messrs. de Geus, Iannotti, Karsner, Powell, Roelandts and Rogers; Drs. Forrest, Gerdine and Parker; and former director Charles Y.S. Liu; and

•	Mr. Swan received an Annual Grant of 21,691 performance shares on March 10, 2009, the day of his initial appointment as a non-employee director.

The Board and the Committee may change the number of performance shares granted to non-employee directors under the Employee Stock Incentive Plan in the future. Performance shares granted to non-employee directors before fiscal 2009 and Initial Grants made in fiscal 2009 or later are scheduled to vest in four equal, annual installments beginning one year after the date of grant, generally subject to the non-employee directors’ continued service on the Board. Annual Grants of performance shares made in fiscal 2009 or later are scheduled to vest in four equal, annual installments beginning on March 1 of the year following the year of grant, generally subject to the non-employee directors’ continued service on the Board.

The vesting of performance shares granted before fiscal 2009 will be accelerated upon a non-employee director’s death. The vesting of performance shares granted in fiscal 2009 or later will be continued or accelerated upon a non-employee director’s termination of service on the Board due to eligible retirement or disability and/or death. In addition, in order to encourage long-term ownership of Applied’s common stock, with respect to performance share grants made in fiscal 2009 or later, non-employee directors may elect, in advance, to defer the receipt of shares of Applied common stock they would otherwise receive upon vesting of the performance shares until their termination of service. Messrs. Liu, Powell, Roelandts and Rogers made such election to defer the receipt of the shares of Applied common stock they would otherwise receive upon vesting of the performance shares granted in fiscal 2009.

The following table shows compensation information for Applied’s current and former non-employee directors for fiscal 2009.

Director Compensation

For Fiscal 2009

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)		Total ($)
Aart J. de Geus	79,250	134,295	(3)	—	(4)	—	—	—		213,545
Stephen R. Forrest	63,250	120,577	(3)	—	(4)	—	—	—		183,827
Philip V. Gerdine	109,250	233,307	(3)	—	(5)	—	—	—		342,557
Thomas J. Iannotti	73,250	76,078	(3)	91,868	(5)	—	—	—		241,196
Susan M. James(6)	—	—		—		—	—	—		—
Alexander A. Karsner	65,250	104,739	(3)	—	(4)	—	—	—		169,989
Gerhard H. Parker	93,250	76,078	(3)	66,497	(5)	—	—	—		235,825
Dennis D. Powell	97,250	132,550	(3)	—	(4)	—	—	—		229,800
Willem P. Roelandts	88,250	76,078	(3)	66,098	(5)	—	—	—		230,426
James E. Rogers	67,250	122,201	(3)	—	(4)	—	—	—		189,451
Robert H. Swan(7)	38,000	30,181	(8)	—	(4)	—	—	—		68,181
Deborah A. Coleman(9)	45,250	376	(10)	932	(4)	—	—	250	(11)	46,808
Charles Y.S. Liu(12)	52,250	376	(10)	42,273	(5)	—	—	—		94,899

(1)	Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the compensation costs recognized by Applied in fiscal 2009 for performance shares (also called “restricted stock units”), as determined pursuant to FASB Accounting Standards Codification 718 (also called “ASC 718”). The assumptions used to calculate the value of stock awards are set forth in Note 1 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2009 filed with the SEC on December 11, 2009.
(2)	Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the compensation costs recognized by Applied in fiscal 2009 for option awards, as determined pursuant to ASC 718. These compensation costs reflect option awards granted in and prior to fiscal 2007. The assumptions used to calculate the value of option awards are set forth in Note 1 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2005 and 2007 filed with the SEC on December 14, 2005 and December 14, 2007, respectively.
(3)	Includes compensation costs recognized by Applied in fiscal 2009 for a grant of 21,691 performance shares made on March 10, 2009. Pursuant to ASC 718, this grant had a fair value of $187,410 as of the grant date. The directors had the following performance shares outstanding at the end of fiscal 2009: each of Dr. de Geus and Mr. Powell: 31,691; each of Dr. Forrest and Messrs. Karsner and Rogers: 36,691 shares; and each of Drs. Gerdine and Parker and Messrs. Iannotti and Roelandts: 29,191 shares.
(4)	Drs. de Geus and Forrest; Messrs. Karsner, Powell, Rogers and Swan; and Ms. Coleman did not hold any option awards at the end of fiscal 2009.
(5)	The directors had options to purchase the following shares of Applied common stock outstanding at the end of fiscal 2009: each of Drs. Gerdine and Parker: 90,000 shares; Mr. Iannotti: 70,000 shares; Mr. Roelandts: 95,000 shares; and Mr. Liu: 57,500 shares.
(6)	Ms. James was not a member of Applied’s Board during fiscal 2009 and therefore did not receive any compensation for that fiscal year, which ended on October 25, 2009. Ms. James was appointed as a member of the Board on December 7, 2009.

(7)	Mr. Swan was appointed as a member of the Board on March 10, 2009.
(8)	Consists of the compensation costs recognized by Applied in fiscal 2009 for a grant of 21,691 performance shares made on March 10, 2009. Pursuant to ASC 718, this grant had a fair value of $187,410 as of the grant date. Mr. Swan had only this one grant of performance shares outstanding at the end of fiscal 2009.
(9)	Ms. Coleman retired from the Board on March 10, 2009.
(10)	Consists of the compensation costs recognized by Applied in fiscal 2009 for a grant of 10,000 performance shares made on October 29, 2007. Pursuant to ASC 718, this grant had a fair value of $184,100 as of the grant date. Ms. Coleman and Mr. Liu did not have any performance shares outstanding at the end of fiscal 2009.
(11)	Consists of the value of a gift presented to Ms. Coleman in connection with her retirement from the Board.
(12)	Mr. Liu resigned from the Board effective July 31, 2009.

Applied’s Chairman of the Board, Mr. Splinter, is also Applied’s President and Chief Executive Officer, and therefore did not receive the retainer or meeting fees paid, or performance shares automatically granted, to non-employee directors in fiscal 2009. Fiscal 2009 compensation information for Mr. Splinter can be found in the Summary Compensation Table.

Mr. Morgan, Chairman Emeritus and a current employee of Applied, retired from the Board on March 10, 2009. For fiscal 2009, Mr. Morgan received: (a) a salary of $122,971; (b) a matching contribution of $5,534 made by Applied under the tax-qualified 401(k) Plan, which provides for broad-based employee participation; (c) $255 in term life insurance premiums paid on his behalf by Applied; and (d) a gift with a value of $15,000 that was presented to him in connection with his retirement from the Board. During fiscal 2009, Mr. Morgan also received a payment of $40,231 for vacation benefits accrued during prior years. In addition, in accordance with a letter agreement entered into in 1992, Mr. Morgan received a payment of $126,866 for vacation benefits he accrued prior to September 1992 but which remained unused. These accrued benefits were paid out based on his rate of pay as it was in effect in September 1992, as provided under the letter agreement. For fiscal 2009, Mr. Morgan did not receive any (a) bonus payments; (b) grants of stock options, performance shares or restricted stock; or (c) above-market earnings on cash compensation that was previously earned and the payment of which was deferred by Mr. Morgan under the Applied Materials, Inc. Executive Deferred Compensation Plan and 2005 Executive Deferred Compensation Plan.

ITEM 2—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking stockholders to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for our current fiscal year. Our 2010 fiscal year began on October 26, 2009 and will end on October 31, 2010. Although ratification is not legally required, Applied is submitting the appointment of KPMG to our stockholders for ratification in the interest of good corporate governance. In the event that this appointment is not ratified, the Audit Committee of the Board will reconsider the appointment.

The Audit Committee appoints the independent registered public accounting firm annually. Before appointing KPMG as our independent registered public accounting firm for fiscal 2010, the Audit Committee carefully considered the firm’s qualifications and performance during fiscal 2008 and 2009. In addition, the Audit Committee reviewed and pre-approved audit and permissible non-audit services performed by KPMG in fiscal 2008 and 2009, as well as the fees paid to KPMG for such services. In its review of non-audit service fees and its appointment of KPMG as Applied’s independent registered public accounting firm, the Audit Committee considered whether the provision of such services was compatible with maintaining KPMG’s independence.

Representatives of KPMG will be present at the Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees Paid to KPMG LLP

The following table presents fees paid by Applied for professional services rendered by KPMG for fiscal 2008 and 2009, which ended on October 26, 2008 and October 25, 2009, respectively. All of the fees in the following table were approved by the Audit Committee in conformity with its pre-approval process.

Fee Category	Fiscal 2008	Fiscal 2009
	(In thousands)
Audit Fees	$6,045	$5,287
Audit-Related Fees	13	—
Tax Fees:
Tax Compliance and Review	192	200
Tax Planning and Advice	—	—
All Other Fees	19	—

Total Fees	$6,269	$5,487

Audit Fees consisted of fees for (a) professional services rendered for the annual audit of Applied’s consolidated financial statements, (b) review of the interim consolidated financial statements included in quarterly reports, and (c) services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements. Certain audit fees were incurred in fiscal 2008 in connection with Applied’s acquisition of Baccini S.p.A.

Audit-Related Fees for fiscal 2008 consisted of fees for assurance and related services that were reasonably related to the performance of the audit or review of Applied’s consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees consisted of fees for professional services for tax compliance and review, which consisted of federal, state and international tax compliance, assistance with tax audits and appeals, and assistance with customs and duties audits.

All Other Fees for fiscal 2008 consisted of fees for a certification relating to Applied’s e-commerce infrastructure.

The Audit Committee has concluded that the provision of the non-audit services listed above was compatible with maintaining the independence of KPMG.

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services, as well as, to a very limited extent, specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm. Pre-approval generally is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The independent registered public accounting firm and Applied’s management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as required.

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG as Applied’s independent registered public accounting firm for the current fiscal year.

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Applied specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Composition.    The Audit Committee of the Board is composed of the directors named below. Each member of the Audit Committee meets the independence and financial experience requirements under applicable SEC rules and Nasdaq listing standards. In addition, the Board has determined that Philip V. Gerdine, Susan M. James, Dennis D. Powell and Robert H. Swan are “audit committee financial experts” as defined by SEC rules.

Responsibilities.    The Audit Committee operates under a written charter that has been adopted by the Board. The charter is reviewed annually for changes, as appropriate. The Audit Committee is responsible for general oversight of Applied’s auditing, accounting and financial reporting processes, system of internal control over financial reporting, and tax, legal, regulatory and ethical compliance. Applied’s management is responsible for: (a) maintaining Applied’s books of account and preparing periodic financial statements based thereon; and (b) maintaining the system of internal control over financial reporting. The independent registered public accounting firm is responsible for auditing Applied’s annual consolidated financial statements.

Review with Management and Independent Registered Public Accounting Firm.    In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, KPMG LLP (KPMG), together and separately, Applied’s audited consolidated financial statements contained in Applied’s Annual Report on Form 10-K for the 2009 fiscal year.

2.	The Audit Committee has discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 114 (AICPA, Professional Standards, Vol. 1, AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

Based on the review and discussions referred to in paragraphs 1-3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in Applied’s Annual Report on Form 10-K for fiscal 2009 for filing with the SEC.

The Audit Committee appointed KPMG as Applied’s independent registered public accounting firm for fiscal 2010 and recommends to stockholders that they ratify the appointment of KPMG as Applied’s independent registered public accounting firm for fiscal 2010.

This report is submitted by the Audit Committee*.

Philip V. Gerdine (Chair)

Gerhard H. Parker

Dennis D. Powell

Robert H. Swan

*	Susan M. James joined the Audit Committee on December 7, 2009, the date of her appointment as a member of the Board. Ms. James was not a Board or Audit Committee member during fiscal 2009 and did not participate in the review and discussions described above regarding Applied’s Annual Report on Form 10-K for fiscal 2009.

PRINCIPAL STOCKHOLDERS

The following table shows the number of shares of Applied common stock beneficially owned as of December 31, 2009 by (1) each person known by Applied to own 5% or more of Applied common stock, (2) each of the directors and director nominees, (3) the principal executive officer, the principal financial officer and each of the next three most highly-compensated executive officers and a former executive officer as required under SEC rules (collectively, the “named executive officers”), and (4) the current directors and executive officers as a group. In general, “beneficial ownership” refers to shares that an entity or individual had the power to vote or the power to dispose of, and shares that such entity or individual had the right to acquire within 60 days after December 31, 2009.

	Shares Beneficially Owned
Name	Number(1)		Percent(2)
Principal Stockholders:
FMR LLC. 82 Devonshire Street Boston, MA 02109	199,330,665	(3)	14.85%
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	120,336,000	(4)	8.96%

Directors, not including the Chief Executive Officer:
Aart J. de Geus	15,422	(5)	*
Stephen R. Forrest	10,422	(5)	*
Philip V. Gerdine	118,172	(6)	*
Thomas J. Iannotti	74,172	(7)	*
Susan M. James	0		*
Alexander A. Karsner	10,422	(5)	*
Gerhard H. Parker	157,456	(8)	*
Dennis D. Powell	10,800		*
Willem P. Roelandts	113,175	(9)	*
James E. Rogers	32,000		*
Robert H. Swan	5,422	(10)	*

Named Executive Officers:
Michael R. Splinter	4,612,790	(11)	*
Franz Janker	1,032,512	(12)	*
George S. Davis	567,294	(13)	*
Manfred Kerschbaum	714,056	(14)	*
Mark R. Pinto	767,445	(15)	*
Thomas St. Dennis	2,270		*
Current Directors and Executive Officers, as a Group (23 persons)	9,604,416	(16)	*

*	Less than 1%
(1)	Except as otherwise indicated and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all of their shares of common stock.
(2)	For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 1,342,393,677 shares of common stock outstanding as of December 31, 2009, plus the number of shares of common stock that such person or group had the right to acquire within 60 days after December 31, 2009.
(3)

The amended Schedule 13G filed with the SEC jointly by FMR LLC and Edward C. Johnson 3d on February 17, 2009 indicates that as of December 31, 2008, both FMR LLC and Mr. Johnson had sole power to direct the disposition of 199,330,665 shares, and FMR LLC had sole voting power of 7,347,708 shares. Of the 199,330,665 shares, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, was the beneficial owner of 191,482,737 shares as a result of acting as investment advisor to various investment companies (the “Funds”), with the power to direct the voting of those shares held by the Board of Trustees of the Funds.

(4)	The Schedule 13G filed with the SEC by Capital World Investors (“Capital World”), a division of Capital Research and Management Company (“Capital Research”), on February 13, 2009 indicates that as of December 31, 2008, Capital World had sole power to direct the voting of 23,706,000 shares and the disposition of 120,336,000 shares. Capital World is deemed to be the beneficial owner of the 120,336,000 shares as a result of Capital Research acting as investment adviser to various investment companies.
(5)	Includes 5,422 performance shares that are scheduled to vest within 60 days after December 31, 2009.
(6)	Includes options to purchase 83,750 shares that are exercisable and 5,422 performance shares that are scheduled to vest within 60 days after December 31, 2009.
(7)	Includes options to purchase 63,750 shares that are exercisable and 5,422 performance shares that are scheduled to vest within 60 days after December 31, 2009.
(8)	Includes options to purchase 83,750 shares that are exercisable and 5,422 performance shares that are scheduled to vest within 60 days after December 31, 2009; and 484 shares held in a family foundation, which is a charitable trust. Dr. Parker disclaims beneficial ownership of the 484 shares held in the family foundation.
(9)	Includes options to purchase 88,750 shares that are exercisable within 60 days after December 31, 2009.
(10)	Consists of 5,422 performance shares that are scheduled to vest within 60 days after December 31, 2009.
(11)	Includes (a) 102,500 shares of restricted stock and (b) options to purchase 3,905,000 shares that are exercisable within 60 days after December 31, 2009.
(12)	Includes options to purchase 850,000 shares that are exercisable within 60 days after December 31, 2009.
(13)	Includes (a) 220 shares held in a family trust and (b) options to purchase 420,000 shares that are exercisable within 60 days after December 31, 2009.
(14)	Includes options to purchase 652,500 shares that are exercisable within 60 days after December 31, 2009.
(15)	Includes options to purchase 606,000 shares that are exercisable within 60 days after December 31, 2009.
(16)	Includes (a) options to purchase 7,807,500 shares that are exercisable within 60 days after December 31, 2009 and (b) 57,954 performance shares that are scheduled to vest within 60 days after December 31, 2009.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

The Human Resources and Compensation Committee (the “Committee”) of Applied’s Board of Directors (the “Board”) oversees our executive compensation program. The three principal objectives of our executive compensation program are to:

(1) Attract, reward and retain highly talented officers and other key employees;

(2) Motivate these individuals to achieve short-term and long-term goals that enhance stockholder value; and

(3) Support Applied’s core values and culture.

We seek to achieve these objectives by applying the following policies:

•	Paying compensation that is competitive with the practices of other leading, high technology companies; and

•	Paying for performance by:

•	setting challenging performance goals for our officers and other key employees;

•	providing short-term and long-term financial incentives for achieving these goals; and

•	structuring equity incentives to motivate our officers and key employees to increase long-term stockholder value and ensure alignment with stockholders’ interests.

The Committee uses these policies to determine base salaries, short-term incentives (bonuses) and long-term incentives (equity). The Committee also considers Applied’s business objectives, corporate considerations (including internal equity and affordability), competitive practices and trends, and regulatory requirements. We used these policies throughout fiscal 2009 and currently expect to use them for the foreseeable future.

In this Compensation Discussion and Analysis section, the term named executive officers (“NEOs”) refers to the individuals included in the Summary Compensation Table below.

Executive Summary

During fiscal 2009, the continued deterioration in global economic conditions, turmoil in financial markets and industry downturns negatively affected Applied’s businesses. In response, Applied took certain actions with respect to NEO compensation, including:

(1) reducing NEO base salaries by an aggregate of 20% for each NEO to align with Applied’s cost-reduction activities;

(2) not paying bonuses to any NEO for fiscal 2009 in light of difficult global economic and industry conditions and to align with Applied’s cost-reduction activities; and

(3) using stock options as the equity incentive vehicle for the NEOs in fiscal 2009, reflecting the difficulty in establishing meaningful performance expectations as a result of global economic uncertainty.

Details about these decisions, including the reasons behind them, are described in this Compensation Discussion and Analysis under the sections entitled “Base Salaries,” “Fiscal 2009 Incentive Bonuses” and “Fiscal 2009 Equity Awards,” respectively, as well as “Additional Information Regarding NEO Compensation.”

Role and Authority of the Human Resources and Compensation Committee

The Committee operates under a written charter approved by the Board that specifies the Committee’s duties and responsibilities (available on Applied’s website at http://www.appliedmaterials.com/investors/cg_hr_comp_comm.html). Under this charter, the Committee oversees our executive compensation program and reviews and approves the compensation philosophy for our NEOs and all other employees. The Committee reviews and approves the compensation of members of the Board, and the principal elements of total compensation (including any employment, severance and/or change in control arrangements) for Applied’s NEOs and other executive officers. The Committee also is responsible for overseeing Applied’s overall strategic human resources programs, including executive development and succession planning, major employee benefit plans, and equity compensation plans.

The Committee is composed entirely of independent members of the Board, as determined under Nasdaq, Securities and Exchange Commission (“SEC”), and Internal Revenue Code (“Code”) rules. The Committee may delegate any of its responsibilities to subcommittees. See “Board and Committee Meetings” for more information about the Committee.

Role of Compensation Consultant

The Committee has the power to engage independent advisors to assist the Committee in carrying out its responsibilities. For fiscal 2009, the Committee continued to engage Semler Brossy Consulting Group (“Semler Brossy”) as its independent executive compensation consultant. Semler Brossy is independent from Applied, has not provided any services to Applied other than to the Committee, and receives compensation from Applied only for services provided to the Committee. Semler Brossy reports directly to the Committee and not to management.

Semler Brossy reviews and advises on all principal aspects of the executive compensation program. Its main responsibilities are to:

•	provide recommendations regarding the composition of our peer group (see below);

•	analyze peer group proxy statements, compensation survey data, and other publicly available data (including applying its experience with other companies);

•	review and advise on total compensation, including base salaries, short- and long-term incentives, associated performance goals, and severance arrangements;

•	advise on trends in executive compensation;

•	advise on aligning pay and performance; and

•	perform special projects for the Committee, including benchmarking and advising on suggested practices for compensation committees.

The Committee typically asks Semler Brossy to attend the Committee’s regular meetings and many of the Committee’s special meetings, including executive sessions of the Committee at which management is not present. Semler Brossy communicates regularly with the Committee’s Chair outside of Committee meetings. Semler Brossy also meets with management from time to time to gather information and review proposals.

Semler Brossy will remain as the Committee’s independent consultant until determined otherwise by the Committee or Semler Brossy.

Role of Executive Officers and Management in Compensation Decisions

The Committee typically invites members of management to attend its meetings and it also regularly holds executive sessions limited to the Committee members. The Committee regularly meets with Mr. Michael R. Splinter, our Chairman, President and Chief Executive Officer (“CEO”), and/or other executives, including the heads of Global Human Resources and Global Rewards, to review management’s recommendations regarding our compensation programs.

Mr. Splinter, together with the Committee, assesses the performance of our executive officers. Mr. Splinter consults with other members of management and then makes recommendations to the Committee regarding base salaries, bonus targets and actual payments, performance goals and weightings, and equity compensation awards for executive officers. The Committee can accept or reject these recommendations. The Committee also typically considers input from its consultant before making its decisions. The Committee discusses proposals for Mr. Splinter’s compensation package with him but makes decisions regarding his compensation when he is not present and with advice from Semler Brossy.

In formulating its compensation recommendations for fiscal 2009 and 2010, management considered compensation data from Radford Survey + Consulting and Towers Watson, as well as publicly available information about the peer group that was provided in part by Semler Brossy.

Elements of Compensation

Base salary, annual incentive bonuses, and equity incentives comprise the major elements of our compensation program. Other elements of our compensation program include: a 401(k) savings plan; deferred compensation benefits; and other benefits programs that are generally available to all employees. The Committee chose these elements of compensation after considering a number of factors, including competitive pay practices in our peer group and the desire to drive improved operational and financial performance. Each of these elements supports one or more of the principal objectives of our compensation philosophy. The Committee regularly reviews and assesses these elements.

In setting compensation levels for each NEO, the Committee considers each element of compensation, the compensation package as a whole, and the executive’s achievements and expected future contributions to our business. For fiscal 2009 and fiscal 2010, the Committee continued to review comprehensive total compensation tally sheets that contain total compensation estimates for the NEOs over the next seven years. These tally sheets also include information on the accumulated equity, retirement and deferred compensation wealth for the NEOs and forecasts of any compensation due upon termination of employment. The Committee and management use the tally sheets to assess the overall effect and long-term implications of compensation decisions, rather than viewing individual decisions in isolation. The Committee reviews updated tally sheets at least annually.

Peer Group Companies for Fiscal 2009 and Fiscal 2010

The Committee compares our executive compensation program, including base salary, total cash compensation and equity awards, with those of a peer group consisting of a broad range of high technology companies with which Applied typically competes for executive talent. For fiscal 2009, the Committee chose to continue with the same peer group it had used in fiscal 2008:

Advanced Micro Devices, Inc.	Lam Research Corporation

Agilent Technologies, Inc.	Micron Technology, Inc.

Apple Inc.	Motorola, Inc.

Broadcom Corporation	Novellus Systems, Inc.

Cisco Systems, Inc.	Qualcomm Incorporated

Corning Incorporated	Seagate Technology

Dell Inc.	Sun Microsystems, Inc.

EMC Corporation	SunPower Corporation

Intel Corporation	Texas Instruments Incorporated

KLA-Tencor Corporation

In determining the fiscal 2009 peer group, the Committee considered companies that met the following criteria: (1) technology companies with manufacturing operations; (2) companies with revenues of approximately one-half to two times that of Applied; (3) companies with global operations that disclose executive compensation under SEC rules; (4) companies that compete with Applied for key talent, including in Applied’s new and emerging businesses; and (5) U.S. companies with market capitalizations greater than their revenues. Each of the companies met most of the above criteria, but some companies were included because they were among Applied’s principal U.S. competitors or Applied’s top U.S. customers.

The Committee reevaluated the above peer group and determined that the following companies will comprise the fiscal 2010 peer group:

Advanced Micro Devices, Inc.	KLA-Tencor Corporation

The AES Corporation	Lam Research Corporation

Agilent Technologies, Inc.	Micron Technology, Inc.

Apple Inc.	Motorola, Inc.

Broadcom Corporation	NetApp, Inc.

Corning Incorporated	Qualcomm Incorporated

EMC Corporation	SanDisk Corporation

First Solar, Inc.	Seagate Technology

Harris Corporation	SunPower Corporation

Intel Corporation	Texas Instruments Incorporated

Juniper Networks, Inc.	Western Digital Corporation

In response to market volatility and the decline in Applied’s revenue, Applied reevaluated its peer group for appropriateness. In determining the fiscal 2010 peer group, Applied used the same criteria as in fiscal 2009, except that Applied did not consider companies with market capitalizations greater than their revenues, but considered companies with certain levels of resources dedicated to research and development as a percentage of revenue. Given the challenging global economic conditions, market capitalization greater than revenue ceased to be an appropriate criterion. At the same time, allocation of resources to research and development was considered a more significant indicator of a company’s comparability to Applied.

Data gathered on the peer group includes base salary, bonus, targeted cash compensation, equity awards and total direct compensation. Deferred compensation benefits and other benefits are not considered. The data is gathered from the sources described in “Role of Executive Officers and Management in Compensation Decisions” above.

Total Direct Compensation

In fiscal 2009, Applied considered the total direct compensation (cash compensation plus equity) of each NEO as a whole, but did not target a specific percentile of Applied’s peer group. For fiscal 2010, Applied began targeting a range of the 50th to the 75th percentile of Applied’s peer group for total direct compensation. Targeting a range rather than a specific percentile helps avoid potential over-emphasis on any single data point and better reflects our intended and actual pay positioning. The percentile range also allows the Committee more flexibility while continuing to emphasize performance-based compensation.

Total Cash Compensation: Base Salaries and Annual Incentive Bonus Opportunities

Base salaries and bonus opportunities are designed to be competitive in attracting, motivating and retaining executive talent. At the beginning of each fiscal year, the Committee determines each officer’s targeted total cash compensation (salary plus bonus payable at 100% achievement of performance goals, which we refer to as “projected full bonus”).

For fiscal 2009, Applied targeted base salaries at the 50th percentile and total cash compensation at the 65th percentile of the peer group, allowing us to make our incentive compensation opportunity a larger percentage of targeted total cash compensation. By placing more potential pay at risk, we emphasized the achievement of performance objectives. Base salaries and total cash compensation were targeted at these percentiles to assist us in controlling fixed overhead costs, attracting and retaining key talent and offering a competitive total cash compensation opportunity. The Committee may vary from the targeted levels depending on the NEO’s job performance, skill set, prior experience, and time in his position, as well as internal equity, pressures to attract and retain talent, and business conditions. Assessments of job performance of NEOs other than Mr. Splinter generally are based on Mr. Splinter’s determination of that NEO’s achievement of stated business goals, as well as Mr. Splinter’s subjective evaluation of the NEO’s contributions, leadership abilities, skills, and future potential. In assessing Mr. Splinter’s job performance, the Committee considers similar factors. Variations from these percentile targets are described in more detail under “Additional Information Regarding NEO Compensation” below.

For fiscal 2010, Applied targeted a range of the 50th to the 75th percentile of Applied’s peer group for base salaries and total cash compensation, rather than specific percentiles. As mentioned above, using a range helps avoid potential over-emphasis on any single data point, better reflects our intended and actual pay positioning and allows the Committee more flexibility while continuing to emphasize performance-based compensation.

Base Salaries

Base salaries are intended to reward executives on a day-to-day basis for their time and services. In February 2009, Mr. Splinter recommended and the Committee approved a 10% reduction in each NEO’s base salary. This reduction was in addition to a previously implemented 10% reduction, resulting in an aggregate 20% base salary reduction. These reductions, along with cost-cutting measures that affected Applied’s other employees, were in response to deteriorating global economic conditions, persisting turmoil in financial markets, and downturns in certain of the industries Applied serves.

The base salary reductions were intended as a temporary measure. By the last quarter of fiscal 2009, Applied had increased net sales and profitability in its semiconductor business, and demand and financial performance had improved in all of its segments. Applied also anticipated at the beginning of fiscal 2010 that net sales for fiscal 2010 would grow by more than 30% as compared to fiscal 2009. This improved business outlook regarding fiscal 2010 led the Committee, after consultation with management, to determine that the temporary salary reductions should be lifted for fiscal 2010 and the NEOs’ base salaries should be returned to their fiscal 2008 levels.

Other than ending the salary reductions, the Committee has not changed the fiscal 2010 base salaries with respect to Mr. Splinter, Franz Janker, our Executive Vice President, Corporate Account Management, and Manfred Kerschbaum, our Senior Vice President, Chief of Staff. The Committee determined that a cautious approach with respect to base salaries was appropriate after considering Applied’s ongoing cost reduction efforts, the recovery expected in fiscal 2010, our actual pay positioning against the peer group and projected changes in the market. George S. Davis, our Executive Vice President, Chief Financial Officer, and Mark R. Pinto, our Executive Vice President, General Manager Energy and Environmental Solutions and Display, Chief Technology Officer, received base salary increases for fiscal 2010, due to their respective new, greater responsibilities and promotion to the level of Executive Vice President. The Committee has the discretion to make adjustments to base salaries and may do so during fiscal 2010. Please see the Summary Compensation Table for the base salaries paid to our NEOs for fiscal 2009, and see “Additional Information Regarding NEO Compensation” below for more information on base salaries of our NEOs.

Annual Incentive Bonus Opportunities – Background and Process

Senior Executive Bonus Plan.    No bonuses were paid to our NEOs under our Senior Executive Bonus Plan (the “Bonus Plan”) for fiscal 2009. The Bonus Plan is a stockholder-approved annual bonus program for certain senior executives, including our NEOs. The Bonus Plan is intended to encourage and reward achievement of

Applied’s business goals and to attract and retain highly talented individuals. Bonuses under the Bonus Plan are paid only to the extent that performance goals specified by the Committee are actually achieved. The Committee chooses from among the performance goals allowed under the Bonus Plan. To promote retention, an executive generally must remain an employee through the end of the relevant fiscal year in order to receive a bonus under the Bonus Plan. Bonuses generally are paid in cash.

For fiscal 2009 and fiscal 2010, Mr. Splinter consulted with management and then recommended to the Committee projected full bonus amounts (as described above), expressed as a percentage of base salary, for each of the NEOs. In making these recommendations, Mr. Splinter relied on a variety of factors, including publicly available data and market survey data, as well as his assessment of individual performance, overall economic and business conditions, and current and anticipated contributions by each NEO. For fiscal 2009 and fiscal 2010, the recommendations were consistent with targeting total cash compensation at approximately the previously-noted percentile levels, subject to certain variations, as described above and which are described in more detail under “Additional Information Regarding NEO Compensation” below.

Process for Determining Fiscal 2009 and Fiscal 2010 Performance Goals and their Weighting.    In developing the performance goals and their weightings (as described below), management analyzed the relative importance of each goal to Applied’s business strategy, whether a particular goal was appropriate for a specific NEO, and the anticipated difficulty of achieving the goals in the aggregate. The individual goals for Mr. Splinter are developed first, and the other NEOs’ individual goals are then set to support the goals of the Company and Mr. Splinter’s individual goals and/or to further the key objectives for their respective areas of responsibility. The Committee considered management’s recommendations in determining the performance goals, weightings and maximum and projected full bonuses for each NEO. The Committee provided input on the performance goals and weightings initially proposed by management. The Committee’s feedback was incorporated into the final performance goals and weightings that were subsequently approved by the Committee.

Fiscal 2009 Incentive Bonuses

No Fiscal 2009 Bonuses to NEOs.    In conjunction with Applied’s company-wide cost-reduction activities and difficult global economic and industry conditions, in February 2009 the NEOs decided to forgo their annual incentive bonuses for fiscal 2009, even if the performance goals related to the bonuses were fully achieved and bonuses otherwise would be payable, unless business conditions and financial results improved significantly. As described below, actual performance in fiscal 2009 would have allowed for minimal bonuses, but in light of the NEOs’ waiver of their bonuses and Applied’s overall financial performance, the Committee used its discretion to eliminate bonuses for fiscal 2009.

Historical Information on Fiscal 2009 Incentive Bonus Decisions

Below are the performance goals that originally were set for fiscal 2009, the expectations for performance and the methodology that would have been used for determining fiscal 2009 bonuses had they not been waived by the NEOs:

Fiscal 2009 Performance Goals under the Bonus Plan.    The Committee chose the achievement of operating profit as the initial performance goal and additional secondary performance goals that would apply if and only if the initial performance goal were met. “Operating profit” refers to operating profit that has been adjusted to exclude certain non-recurring and non-cash items. If positive operating profit were achieved, the level of operating profit attained would have determined the maximum bonuses that potentially became available. The maximum bonus payable for fiscal 2009 for each NEO was the lowest of (1) $5 million, (2) 3x the projected full bonus, and (3) 0.4% of operating profit for each NEO other than Mr. Splinter, for whom this maximum was 0.8% of operating profit.

At the time the performance goals were set, we expected that each NEO’s actual fiscal 2009 bonus would be substantially lower than the maximum payment permitted under the Bonus Plan. In particular, the secondary performance goals were intended to reduce the bonus amount from the maximum available. Even if the performance goals were fully achieved, the Committee had discretion to decrease (but not increase) bonuses under the Bonus Plan.

The Committee believed that this dual-level performance framework appropriately emphasized operating profit, which is one of our most important measures of financial performance and helped to ensure the affordability of the Bonus Plan. This framework also provided the Committee necessary flexibility to focus on other, secondary, but still key business imperatives. Further, this framework helped preserve the tax deductibility of Bonus Plan payouts to our NEOs under Code Section 162(m). To preserve this tax deductibility, the Committee set and approved the initial performance goal in December 2008, but maintained the flexibility to set or modify the secondary performance goals later to adjust to changes in business and economic conditions. The Committee set the secondary performance goals in January 2009 and did not subsequently modify them.

The bonus opportunity for fiscal 2009 was determined by the Committee to be as follows:

Name	Projected Full Bonus (% of base salary)	Bonus Range (% of base salary)
Michael R. Splinter	175%	0% to 525%
Franz Janker	125%	0% to 375%
George S. Davis	125%	0% to 375%
Manfred Kerschbaum	115%	0% to 345%
Mark R. Pinto	125%	0% to 375%
Thomas St. Dennis	125%	0% to 375%

Fiscal 2009 Secondary Performance Goals under the Bonus Plan.    The Committee chose secondary performance goals and their respective weightings for fiscal 2009 that reflected the scope of each NEO’s role and responsibilities and Applied’s overall business goals. Consistent with prior practice, the Committee determined certain company-wide goals were appropriate for Mr. Splinter and Mr. Davis due to the nature of their responsibilities. For the other NEOs, business unit-specific and executive scorecard (as described below) objectives reflected both their influence over the Company’s overall performance and their individual business units.

Each NEO had a secondary performance goal that required achievement of various levels of fiscal 2009 adjusted earnings per share (“adjusted EPS,” which is non-GAAP and excludes certain non-operating items). The level of adjusted EPS required depended on our fiscal 2009 revenue and the mix of revenue among our various business segments (referred to as the “EPS/Revenue Goal”). Achievement of the EPS/Revenue Goal would have significantly affected the size of the company-wide bonus pool.

A bonus pool multiplier between zero and two was possible depending on achievement of the EPS/Revenue Goal. The multiplier scaled up from zero to a maximum of two based on our adjusted EPS versus target. For fiscal 2009, Applied’s revenue was $5.0 billion and adjusted EPS was $0.03, which resulted in a multiplier of zero.

The adjusted EPS target was determined based on our actual revenue and the portion of revenue attributable to each of our various business segments. We consider the revenue mix among our business segments because they have varying operating margins and therefore contribute to adjusted EPS differently. Assuming a particular revenue mix, if revenue increased, the required adjusted EPS goal also increased. For example, a multiplier of 1.0 could have been achieved (1) at an adjusted EPS between $0.22 and $0.30 (depending on the revenue mix) if revenue had been $5 billion, or (2) at an adjusted EPS between $0.53 and $0.70 if revenue had been $7 billion. As another example, a multiplier of 0.5 could have been achieved (1) at an adjusted EPS between $0.17 and $0.25 (depending on the revenue mix) if revenue had been $5 billion, or (2) at an adjusted EPS between $0.50 and $0.65 if revenue had been $7 billion.

For fiscal 2009, the Committee continued to use a scorecard for NEOs other than Mr. Splinter and Mr. Davis (referred to as the “executive scorecard”). The executive scorecard was one of the secondary performance goals and reflected Applied’s business strategy, areas of emphasis, and company-wide and business unit-specific strategic and financial goals for fiscal 2009. The executive scorecard consisted of eight equally weighted objectives: (1) expand our solar business; (2) increase market share of the Silicon Systems Group (“SSG”); (3) develop certain new products and enter particular new markets; (4) enhance organizational capability and succession planning; (5) develop other new products and businesses; (6) grow our Applied Global Services (“AGS”) business; (7) achieve goals related to manufacturing operations and operational performance; and (8) meet goals relating to a multi-year program to enhance business processes and systems.

The bonus formula for fiscal 2009 depended on actual performance relative to the applicable goals, thereby rewarding progress toward, and achievement of, the Company’s business objectives. If fiscal 2009 operating profit were achieved and an NEO achieved 100% of a secondary performance goal, the formula would have yielded payment at 100% of the bonus amount attributable to that goal.

The following table shows fiscal 2009 secondary performance goals and their relative weightings for each NEO:

Fiscal 2009 Secondary Performance Goals and their Relative Weightings

Named Executive Officer	Fiscal 2009 Secondary Performance Goals (and Relative Weightings)
Michael R. Splinter

(1) Achieve the EPS/Revenue Goal (weighted at 75%);

(2) Achieve objectives relating to cost reduction, quarterly targets for operational performance, managing credit and financial performance risk, and operating performance and leadership (collectively weighted at 12.5%); and

(3) Achieve objectives relating to product development, execution of solar business expansion and SunFab™ product development, increasing SSG market share and creating new products to enter new markets, and organizational capability (weighted at 12.5%).

Franz Janker

(1) Achieve the EPS/Revenue Goal and objectives for Sales and Marketing relating to: cost reduction, budget target objectives, quarterly targets for operational performance, revenue and market share goals for solar products, increasing SSG market share, growing AGS revenue and profitability, growing the display business, and organizational capability within Sales and Marketing (collectively weighted at 75%); and

(2) Achieve executive scorecard objectives (weighted at 25%).

George S. Davis

(1) Achieve the EPS/Revenue Goal (weighted at 75%);

(2) Achieve objectives relating to cost reduction, quarterly targets for operational performance, managing credit and financial performance risk, and operating performance and leadership (collectively weighted at 12.5%); and

(3) Enhance business processes and systems, achieve business development objectives, partner with the CEO, and drive management initiatives (collectively weighted at 12.5%).

Manfred Kerschbaum

(1) Achieve the EPS/Revenue Goal and objectives for AGS relating to: financial performance (including operating income, revenue and working capital), penetration of service agreements for silicon and solar products, and organizational capability (collectively weighted at 75%); and

(2) Achieve executive scorecard objectives (weighted at 25%).

Named Executive Officer	Fiscal 2009 Secondary Performance Goals (and Relative Weightings)
Mark R. Pinto

(1) Achieve the EPS/Revenue Goal and objectives for Energy and Environmental Solutions (“EES”) relating to: financial performance (including operating income, revenue and working capital), strategic position for specific EES products, solar market development and technology planning, development of new products and businesses, and organizational capability (collectively weighted at 75%); and

(2) Achieve executive scorecard objectives (weighted at 25%).

Thomas St. Dennis

(1) Achieve the EPS/Revenue Goal and objectives for SSG relating to: financial performance (including operating income, revenue and working capital), increasing SSG market share, strategic position for the primary SSG products, introduction of new products, manufacturing operations, operational performance, and organizational capability (collectively weighted at 75%); and

(2) Achieve executive scorecard objectives (weighted at 25%).

Likelihood of Achievement.    Management and the Committee considered the likelihood of achievement when recommending and approving, respectively, the performance goals and the maximum and projected full bonuses for fiscal 2009, but did not undertake a detailed statistical analysis of the difficulty of achievement of each separate measure.

When it set operating profit as the initial goal, the Committee believed this goal to be appropriate because operating profit is one of our most significant measures of performance. Given the uncertain macroeconomic climate and volatility of Applied’s business, the Committee believed that predicting specific operating profit levels would be extremely difficult and, in fact, only a minimal operating profit of $5 million was achieved for fiscal 2009. This level of operating profit was low compared to prior fiscal years.

At the time that the secondary performance goals were set, the Committee expected that the performance required for achieving the secondary performance goals at the 100% level would be particularly difficult because of extremely challenging economic and industry conditions. As a supplier to the global semiconductor, flat panel display, solar and related industries, Applied is subject to business cycles, the timing, length and volatility of which can be difficult to predict and which vary by reportable segment. In addition, the severe tightening of the credit markets, turmoil in the financial markets and weakening global economy were contributing to slowdowns in these industries, which slowdowns were expected to worsen if these economic conditions were prolonged or deteriorated further. At that time, negative trends in consumer and business spending and pervasive economic uncertainty led some customers to decrease factory operations and to curtail their projected capital spending plans. When the fiscal 2009 performance goals were set, Applied expected that orders and net sales would be down overall and down across most of our business units for the year. In this environment, the Committee believed that achievement of the secondary performance goals at the 100% level probably would be even more challenging than in previous years, and would require outstanding performance from management and significantly improved macroeconomic and industry conditions.

Determining Actual Fiscal 2009 Bonuses.    As mentioned, early in the fiscal year, the NEOs waived any fiscal 2009 bonuses. Nonetheless, the Committee reviewed the NEOs’ performance against the initial goal of achieving operating profit and the secondary performance goals in order to continue assessing NEOs’ performance and help develop appropriate goals for the NEOs for fiscal 2010. In the first quarter of fiscal 2010, the Committee compared Applied’s actual performance to the targeted performance for fiscal 2009, and potential bonus payments were calculated under the applicable formula. In order for a bonus to be paid for fiscal 2009 under the Bonus Plan, positive operating profit must have been achieved. Operating profit of $5 million was achieved, resulting in a maximum bonus of $40,000 for Mr. Splinter and $20,000 for the other NEOs. Upon achievement of operating profit, had the NEOs not waived bonuses, the extent of achievement of secondary performance goals would have determined the actual bonus amount. Performance against the EPS/Revenue Goal resulted in a multiplier of zero and therefore the company-wide bonus pool was not funded. However, the NEOs still had the opportunity to receive a bonus based on achievement of other secondary performance goals. Mr. Splinter achieved each of his strategic objectives, except for the creation of new products to enter new markets. Mr. Davis achieved each of his strategic objectives. Applied and the NEOs met or exceeded executive scorecard goals related to increasing SSG market share and goals relating to a multi-year program to enhance business processes and systems, respectively. Applied and the NEOs made progress toward, but did not fully achieve at target, the other executive scorecard goals described above. The performance actually achieved with respect to the secondary goals would have capped bonus payouts at a maximum of $40,000 for Mr. Splinter and $20,000 for each other NEO, except for Mr. St. Dennis, who did not remain employed with Applied through the end of fiscal 2009 and therefore was not eligible for a bonus under the Bonus Plan.

Fiscal 2010 Incentive Bonuses

In December 2009, the Committee approved the fiscal 2010 formula under the Bonus Plan, which is similar to the fiscal 2009 formula. The fiscal 2010 formula again has operating profit as the initial performance goal and secondary performance goals that will apply if and only if the initial goal is met. If positive operating profit is achieved, the level of operating profit determines the maximum bonuses that potentially become available, which are then reduced based on the extent of achievement of the secondary performance goals. The maximum bonus payable under the Bonus Plan for fiscal 2010 for each NEO is the lowest of (1) $5 million, (2) 3x the projected full bonus, and (3) 0.4% of operating profit for each NEO other than Mr. Splinter, for whom this maximum is 0.8% of operating profit.

Each NEO’s projected full bonus opportunity as a percentage of base salary for fiscal 2010 remains the same as in fiscal 2009.

Name	Projected Full Bonus (% of base salary)	Bonus Range (% of base salary)
Michael R. Splinter	175%	0% to 525%
Franz Janker	125%	0% to 375%
George S. Davis	125%	0% to 375%
Manfred Kerschbaum	115%	0% to 345%
Mark R. Pinto	125%	0% to 375%

Fiscal 2010 Secondary Performance Goals under the Bonus Plan.    The Committee chose secondary performance goals and their respective weightings for fiscal 2010 that reflected both the scope of each NEO’s role and responsibilities and Applied’s overall business goals. Consistent with prior practice, the Committee determined certain company-wide goals were appropriate for Mr. Splinter and Mr. Davis due to the nature of their responsibilities. For fiscal 2010, the weighting of Mr. Splinter’s and Mr. Davis’ goals shifted from the fiscal 2009 allocation of 75% financial and 25% strategic to an equal mix between the two types of goals. This change reflects the equal importance of achieving both types of goals in fiscal 2010. For the other NEOs, executive scorecard (as described below) and goals targeted to their areas of influence, as well as the Company’s overall performance, were determined to be appropriate. Each NEO has a secondary performance goal that requires achievement of a minimum level of fiscal 2010 adjusted EPS (referred to as the “2010 EPS Goal”). The 2010 EPS Goal is not scaled to revenue, as it was in fiscal 2009, in order to reduce complexity, make it more readily understandable and continue our focus on pay-for-performance. Performance against this goal significantly affects the size of the company-wide bonus pool. The size of the pool increases as fiscal 2010 adjusted EPS increases above the required minimum level. A portion of the pool is allocated to each NEO depending on his business unit’s performance.

For fiscal 2010, the Committee continued to use an executive scorecard for NEOs other than Mr. Splinter and Mr. Davis. The executive scorecard, the 2010 EPS Goal and individual goals comprise the secondary performance goals for fiscal 2010. The executive scorecard reflects Applied’s current business strategy, areas of emphasis, and company-wide and business unit-specific strategic and financial goals for fiscal 2010. The executive scorecard consists of objectives in three principal categories: (1) develop new products to enter new markets, with specific objectives relating to product introductions, revenue, bookings, and/or customer wins; (2) establish solar market leadership, with specific objectives relating to product development, efficiency, and market share; and (3) increase share of the semiconductor equipment and services market, with specific objectives relating to market share and increased revenue.

The following table shows fiscal 2010 secondary performance goals and their relative weightings for each NEO:

Fiscal 2010 Secondary Performance Goals and their Relative Weightings

Named Executive Officer	Fiscal 2010 Secondary Performance Goals (and Relative Weightings)
Michael R. Splinter

(1) Achieve the 2010 EPS Goal (weighted at 50%);

(2) Achieve objectives relating to product development, entry into new markets and return on research and development investments (collectively weighted at 12.5%);

(3) Achieve objectives relating to market leadership, growth and profitability of certain Applied businesses (collectively weighted at 25%); and

(4) Achieve strategic objectives relating to organizational transformation (collectively weighted at 12.5%).

Franz Janker	(1) Achieve the 2010 EPS Goal and objectives relating to strategic customers, and development of key talent (weighted at 80%); and (2) Achieve executive scorecard objectives (weighted at 20%).

George S. Davis

(1) Achieve the 2010 EPS Goal (weighted at 50%);

(2) Achieve objectives relating to product development, entry into new markets and return on research and development investments (collectively weighted at 10%);

(3) Achieve objectives relating to market leadership, growth and profitability of certain Applied businesses (collectively weighted at 20%);

(4) Achieve strategic objectives relating to organizational transformation, outsourcing and Finance organization (collectively weighted at 20%).

Manfred Kerschbaum

(1) Achieve the 2010 EPS Goal and objectives relating to support of CEO, executive staff, regional organization, and Company culture (collectively weighted at 80%); and

(2) Achieve executive scorecard objectives (weighted at 20%).

Mark R. Pinto

(1) Achieve the 2010 EPS Goal and objectives for EES and Display segments relating to: financial performance, product development and efficiency, market share, customer wins, and revenue (collectively weighted at 80%); and

(2) Achieve executive scorecard objectives (weighted at 20%).

Likelihood of Achievement.    Management and the Committee considered the likelihood of achievement when recommending and approving, respectively, the performance goals and the maximum and projected full bonuses for fiscal 2010, but did not undertake a detailed statistical analysis of the difficulty of achievement of each separate measure.

When it set operating profit as the initial goal, the Committee believed that this goal was appropriate because operating profit continues to be one of our most significant measures of performance. If positive operating profit is achieved, the maximum bonuses that potentially become available are calculated based on the actual level of operating profit, but we expect that the secondary goals will be applied to reduce actual bonuses from the maximum permitted.

The Committee expects that the performance required for achieving fiscal 2010 secondary performance goals at the 100% level will be difficult, especially because of the continuing challenges presented by the macroeconomic environment. Credit constraints in the financial markets and the weak global economy are continuing to impact the highly cyclical markets in which Applied operates. While Applied achieved profitability in the fourth quarter of fiscal 2009, we believe a meaningful improvement in the capital equipment sector for fiscal 2010 will depend on a recovery in customers’ end markets sufficient to support factories running at higher utilization and to encourage customers’ investments in new capacity and advanced technologies. Although Applied currently expects fiscal 2010 to be stronger than fiscal 2009, particularly in the market for semiconductor capital equipment, and anticipates that total net sales will increase more than 30% in fiscal 2010 as compared to fiscal 2009, the adverse conditions discussed above and uncertainty about future economic and industry conditions continued to make it challenging for Applied to forecast its operating results, make business decisions, and identify the risks that may affect its business, sources and uses of cash, financial condition and results of operations. In this environment, the Committee believes that achievement of the secondary performance goals at the 100% level will require outstanding performance from management and significant improvement of macroeconomic and industry conditions.

Long-Term Equity Incentive Compensation

Applied’s equity programs are intended to provide a long-term incentive to help (1) achieve our business objectives, (2) to attract, motivate and retain key talent, and (3) align our executives’ interests with stockholders’ interests. We provide this incentive through grants of performance shares (also referred to as “restricted stock units” or “stock awards”), restricted stock, and/or stock options that generally vest over several years. Applied’s equity program is intended to motivate our officers and other employees to maximize long-term stockholder value.

When Awards are Granted.    The Committee grants equity awards to our NEOs under our stockholder-approved Employee Stock Incentive Plan at Committee meetings or by unanimous written consent. Grants become effective on the date of approval (which, if approved by unanimous written consent, is the date the last Committee member’s signature is obtained) or a predetermined future date. In fiscal 2009, NEOs received a grant of equity awards only at the Committee’s March 2009 meeting. All stock options have a per-share exercise price at least equal to the fair market value of Applied’s common stock on the grant date.

The Committee has not granted, nor does it intend to grant, equity compensation awards in anticipation of the release of material, nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, Applied has not timed, nor does it intend to time, the release of material, nonpublic information based on equity award grant dates.

Allocation Among Different Types of Equity Awards.    The Committee and management regularly monitor the environment in which Applied operates, and make changes to our equity program to help us meet our goals, including achieving long-term stockholder value and attracting, motivating and retaining top talent. The Committee considers it important to retain a balance between awards that provide more predictable value, such as performance shares, and awards that provide high incentive value, such as options. In considering whether to grant performance shares, stock options, other types of awards, or a combination of awards, the Committee considers both current and expected incentive and retention needs, market competitiveness and our business strategies. The Committee also considers the expense against earnings for accounting purposes compared to the expected benefit of new awards to Applied and NEOs, as well as the value of awards already held by NEOs.

Mr. Splinter makes recommendations with respect to the type and size of equity awards. The Committee then determines individual grants to each NEO, with consideration given to Mr. Splinter’s recommendations, as well as a variety of factors that the Committee determines to be relevant and appropriate at the time of grant. These factors typically have included the size and value of unvested equity awards held by the NEO, the NEO’s job performance, skill set, prior experience, and time in his position, as well as internal equity, pressures to attract and retain talent, and business conditions.

Fiscal 2009 Equity Awards

In order to avoid potential over-emphasis on any single data point and to more closely reflect our intended and actual pay positioning, the Committee lowered the targeted positioning of the NEOs’ equity awards from the 75th percentile of our peer group in fiscal 2008 to a range from the 50th to the 75th percentile for fiscal 2009. The percentile range was intended to allow the Committee more flexibility while still providing meaningful equity awards.

In March 2009, Applied granted stock options to most of our employees, including the NEOs. The use of stock options was a shift from Applied’s previous practice of granting performance shares for NEOs (as well as performance-based restricted stock for Mr. Splinter). While the Committee generally believes that performance shares provide a good balance of long-term incentives, performance criteria, and predictive value, the Committee believed that stock options would provide strong incentives to successfully meet the challenges of difficult macroeconomic and industry conditions and maximize long-term stockholder value. Also, the economic downturn made it difficult to set meaningful performance metrics for the equity awards, and accordingly, the Committee determined that time-based stock options granted at 100% of fair market value were more appropriate. The Committee believed that stock options also would have retention value as they are scheduled to vest ratably over three years, subject to each NEO’s continued employment with Applied.

Fiscal 2010 Equity Awards

In fiscal 2010, the Committee granted equity awards to the NEOs consisting of performance shares and, for Mr. Splinter, some performance-based restricted stock, all of which required achievement of performance goals and included additional time-based vesting requirements. The Committee had granted equity awards in the form of stock options for fiscal 2009, but given indications of an improving business outlook and a better ability to set performance goals, the Committee decided to grant fiscal 2010 equity awards in the form of performance shares. Performance shares also provide a good balance of long-term incentives, performance criteria, and predictive value. In determining the grant sizes, the Committee continued to target a range of the 50th to the 75th percentile of Applied’s peer group, for the reasons mentioned above.

As with performance shares granted to NEOs in fiscal 2008, the equity awards for fiscal 2010 require the achievement of targeted levels of relative annual operating profit margin during a period of four consecutive fiscal years (beginning with fiscal 2010). In order to potentially vest all of the shares awarded, Applied’s annual operating profit margin (adjusted for certain non-recurring items) in at least one of these years must be positive and rank at or above the 75th percentile for our fiscal 2010 peer group. When the Committee set these goals, it considered them to be stretch goals that would be challenging and difficult, but achievable with significant effort and skill for the reasons mentioned above relating to Bonus Plan performance goals. In this environment, the Committee believes that achievement of positive operating profit margin that ranks at or above the 75th percentile will require outstanding performance from management and significant improvement of macroeconomic conditions.

If Applied does not achieve the 75th percentile target position, then for each five-percentile increment that Applied is below the 75th percentile target position, the percentage of shares that otherwise would become eligible to vest as scheduled will be reduced by 15%. In addition, a minimum performance threshold requires Applied’s rank within the peer group to be no less than the 50th percentile, or else no shares will become eligible to vest that year. Shares that do not become eligible to vest in a particular year may become eligible to vest in subsequent years up until the fourth fiscal year after grant, after which they would be forfeited if the required performance goals had not yet been achieved. In addition to meeting the above performance goals, the NEO must remain an employee of Applied through December 19, 2013, in order for all of the shares to vest (25% per year commencing on December 19, 2010). We believe that these performance goals and the vesting schedule demonstrate Applied’s belief in and continuing commitment to pay-for-performance and judicious use of our long-term equity incentive program.

Deferred Compensation Plan

Applied’s 2005 Executive Deferred Compensation Plan (the “2005 EDCP”) allows our NEOs and other eligible employees voluntarily to defer receipt, on a pre-tax basis, of some of the compensation they have earned. The 2005 EDCP allows eligible employees to defer more compensation than they otherwise would be permitted to defer under Applied’s Employee Savings and Retirement Plan (the “401(k) Plan”). Applied offers the 2005 EDCP as a competitive practice to enable it to attract and retain top talent and Applied reevaluates the plan from time to time. Amounts credited to the 2005 EDCP are credited with deemed interest but Applied does not provide matching or other employer contributions under the 2005 EDCP. Due to its conservative design, the benefits provided under the EDCP are not considered a material element of an NEO’s overall compensation package. (See “Nonqualified Deferred Compensation” below for more information about the 2005 EDCP.)

Retirement Benefits under the 401(k) Plan and Generally Available Benefits Programs

Substantially all U.S. employees, including the NEOs, are eligible for the 401(k) Plan, a tax-qualified retirement plan. Eligible 401(k) plan participants receive matching contributions from Applied. We do not provide defined benefit pension plans or defined contribution retirement plans to the NEOs or other employees other than: (a) the 401(k) Plan, or (b) as required in certain countries outside the United States for legal or competitive reasons. While employed at Applied’s offices in Germany from 1983 to 1997, Mr. Kerschbaum participated in a defined benefit pension plan available to other Applied employees in Germany, and he retains an accrued benefit under that plan.

Applied offers a number of other benefits programs to eligible employees generally, including: a tax-qualified employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability plans, life and accidental death and dismemberment plan, health and dependent care flexible spending accounts, business travel insurance, wellness programs, relocation/expatriate programs, educational assistance, employee assistance program, and certain other benefits. For part of fiscal 2009, the NEOs also were eligible for an annual physical examination that is more extensive than that provided under Applied’s standard plans. Applied terminated this program during fiscal 2009.

The 401(k) Plan and other generally available benefits programs allow Applied to remain competitive for employee talent, and the Committee believes that the availability of these benefits programs generally enhances employee productivity. The main objectives of Applied’s benefits programs are to give our eligible employees access to health care, financial assistance with survivor and disability benefits, assistance in achieving retirement financial goals and enhanced health and productivity, and to support global workforce mobility, in full compliance with applicable legal requirements. These benefits are not considered in determining an individual NEO’s total compensation.

Applied annually benchmarks its overall benefits programs, including the 401(k) Plan (excluding the 2005 EDCP) against our peers, using Towers Watson’s BenVal survey data. Applied generally targets its overall benefits programs, excluding the 2005 EDCP, at approximately the 50th percentile, which the Committee believes allows us to remain competitive in attracting and retaining talent. We also evaluate the competitiveness of our 401(k) Plan against plans of other technology companies.

Stock Ownership Guidelines

We have stock ownership guidelines to more closely align the interests of our directors and NEOs with those of our stockholders. The guidelines require achieving the following investment in Applied stock within a specified period or five years from the individual’s initial election or appointment:

Position	Required Investment Level
CEO	5x base salary
Other NEOs	3x base salary
Non-employee Directors	$300,000 in value

At the end of fiscal 2009, all of the NEOs whose five-year ownership deadline has passed had met the stock ownership guideline. Applied has an insider trading policy which, among other things, prohibits insiders from short sales and trading in publicly listed options for Applied shares. Other than these prohibitions, Applied has no specific policy regarding hedging of stock ownership positions.

Clawback Policy

In December 2009, we implemented an incentive compensation “clawback” policy under which the Board may require reimbursement of certain incentive compensation. We believe that by providing Applied with the appropriate power to recoup incentive compensation paid to an NEO whose wrongdoing later is determined to be the primary cause of a material negative restatement of Applied’s financial results, Applied demonstrates its commitment to strong corporate governance.

Under this policy, if the Board determines that a material negative financial restatement was caused primarily by an NEO’s intentional misconduct, it may require reimbursement from the NEO. The compensation that may be recouped is the after-tax portion of any bonus paid to, and any performance-based equity awards earned by, the NEO within the 12 months after filing of the financial statements, that the NEO would not have received if Applied’s financial results had been reported properly. The policy applies to financial statements filed in a rolling three-year look-back period.

Additional Information Regarding NEO Compensation

The cash and equity compensation for each NEO was determined based on the philosophies, policies and processes discussed above. Information regarding each NEO’s fiscal 2009 compensation is included in the Summary Compensation Table below. The following discussion provides additional information regarding fiscal 2009 and fiscal 2010 compensation decisions relating to each NEO. The Committee believes that NEO compensation for fiscal 2009 reflects our policy for correlating pay with performance. Given the extremely difficult economic, industry and business conditions, pay levels for fiscal 2009 were substantially lower than for fiscal 2008.

Michael R. Splinter.    As was the case for each of our NEOs, Mr. Splinter’s targeted total cash and equity compensation for fiscal 2009 was determined in accordance with our compensation philosophy described above, including the targeting of his compensation to align with peer group practices. In setting Mr. Splinter’s targeted total cash and equity compensation, the Committee considered that the CEO significantly and directly influences Applied’s overall performance.

For fiscal 2009, Mr. Splinter’s base salary remained subject to the salary reductions applicable to all NEOs. For fiscal 2010, Mr. Splinter’s base salary was returned to the fiscal 2008 level in effect prior to the reductions. Excluding the effect of the reductions, this base salary was 3% above the 50th percentile of Applied’s peer group in fiscal 2009. The difference from the targeted percentile was not considered meaningful. His base salary for fiscal 2010 is within the 50th to the 75th percentile targeted range.

Mr. Splinter’s fiscal 2009 projected full bonus opportunity was targeted at 175% of his base salary, which was the same percentage targeted for him in fiscal 2008. Mr. Splinter did not receive a bonus for fiscal 2009 as described above. His projected full bonus for fiscal 2010 remains 175% of his base salary. For fiscal 2009, his targeted total cash compensation was approximately 7% above the 65th percentile (excluding the effect of the 20% reduction in base salary) and for fiscal 2010, is 5% above the 75th percentile of Applied’s peer group. Although no adjustments were made to Mr. Splinter’s base salary or projected full bonus, the percentile of his targeted total cash compensation changed as a result of changes in the companies that comprise Applied’s peer group and the decline in peer group total cash compensation.

In March 2009, Mr. Splinter was granted a stock option award covering 900,000 shares for fiscal 2009. The grant-date value of this fiscal 2009 grant was 51% below the 50th percentile of the peer group. In light of continuing poor global economic and industry conditions, Mr. Splinter recommended to the Committee that his grant be low relative to the peer group data. In January 2010, Mr. Splinter was granted a total of 400,000 performance-based equity awards. Most of this award was granted in the form of performance shares, but a portion of the award (50,000 shares) was granted as performance-based restricted stock, due to certain per-person limits under our Employee Stock Incentive Plan on the number of performance shares that may be granted in a single year. His fiscal 2010 grant is within the targeted range. For fiscal 2010, Mr. Splinter’s total compensation package is within the targeted range.

The following table shows the actual amounts of and the percentage changes in Mr. Splinter’s fiscal 2007, fiscal 2008 and fiscal 2009 compensation:

	FY 2007	FY 2008	FY 2009	FY 2007 to FY 2008 Change	FY 2008 to FY 2009 Change
Base Salary	$945,000	$929,385	$814,154	-2%	-12%
Bonus Plan Compensation	$1,622,329	$650,000	$0	-60%	-100%
Total Cash Compensation	$2,567,329	$1,579,385	$814,154	-38%	-48%
Equity Awards (grant-date fair value)	$8,543,500	$8,139,500	$2,270,457	-5%	-72%
Total Compensation	$11,110,829	$9,718,885	$3,084,611	-13%	-68%

Mr. Splinter’s compensation is higher than the compensation of other NEOs due to the unique nature and broad scope of a chief executive officer’s leadership responsibilities, the unique accountability a chief executive officer carries with respect to the company’s performance, and the particularly competitive market for attracting and retaining highly talented chief executive officers. Applied, under Mr. Splinter’s leadership, achieved a number of significant goals and fostered a strong leadership team in fiscal 2009, despite very challenging conditions.

In order to recruit Mr. Splinter to Applied, we agreed to provide him with certain severance benefits if we terminate his employment without cause. See the section below entitled “Employment Contract and Separation Agreement” for more details. We believe that this severance package is appropriate for an executive of Mr. Splinter’s caliber and for Applied’s size and complexity. In December 2008, the Committee changed the severance package so that any bonuses paid to Mr. Splinter under our Bonus Plan would continue to qualify as performance-based compensation under Code Section 162(m). The change allowed Applied to continue to receive a full federal income tax deduction for these bonuses. Mr. Splinter is no longer eligible for a severance payment equal to one year’s base compensation plus 100% of his target bonus for the year of termination. Under the revised arrangement, Mr. Splinter will be eligible for a payment equal to 275% of his then-current base salary if we terminate his employment without cause. This change was intended to provide Mr. Splinter with approximately the same potential severance benefits as originally provided.

Franz Janker.    For fiscal 2009, Mr. Janker’s base salary remained subject to the salary reductions applicable to all NEOs. For fiscal 2010, Mr. Janker’s base salary was returned to the fiscal 2008 level in effect prior to the reductions. Excluding the effect of the reductions, this was 6% below the 50th percentile of Applied’s peer group for fiscal 2009. The difference from the targeted percentile was not considered meaningful. His base salary for fiscal 2010 is within the 50th to the 75th percentile targeted range.

Mr. Janker’s fiscal 2009 projected full bonus remained at 125% of his base salary, which was the same percentage targeted for him in fiscal 2008. For fiscal 2009, Mr. Janker’s projected full bonus, as a percentage of base salary, remained at 125% of his base salary, resulting in targeted total cash compensation that was 12% below the 65th percentile (excluding the effect of the 20% reduction in base salary). Mr. Janker did not receive a bonus for fiscal 2009 as described above. For fiscal 2010, his projected full bonus remains 125% of his base salary and his targeted total cash compensation is within the targeted range.

In March 2009, Mr. Janker was granted a stock option award covering 600,000 shares for fiscal 2009. The size of the fiscal 2009 grant was the same as the grants made to NEOs (other than Mr. Splinter), resulting in a grant-date value that was 23% below the 50th percentile for Mr. Janker. In January 2010, Mr. Janker was granted 200,000 performance shares, which is within the targeted range. For fiscal 2010, Mr. Janker’s total compensation package is within the targeted range.

The following table shows the actual amounts of and the percentage changes in Mr. Janker’s fiscal 2007, fiscal 2008 and fiscal 2009 compensation:

	FY 2007	FY 2008	FY 2009	FY 2007 to FY 2008 Change	FY 2008 to FY 2009 Change
Base Salary	$542,308	$559,815	$493,477	3%	-12%
Bonus Plan Compensation	$856,625	$460,000	$0	-46%	-100%
Total Cash Compensation	$1,398,933	$1,019,815	$493,477	-27%	-52%
Equity Awards (grant-date fair value)	$5,127,000	$3,618,000	$1,513,638	-29%	-58%
Total Compensation	$6,525,933	$4,637,815	$2,007,115	-29%	-57%

George S. Davis.    For fiscal 2009, Mr. Davis’ base salary remained subject to the salary reductions applicable to all NEOs. Effective November 2009 (early in fiscal 2010), Mr. Davis’ base salary was returned to the fiscal 2008 level in effect prior to the reductions. Excluding the effect of the reductions, this was 7% below the 50th percentile of Applied’s peer group for fiscal 2009. Subsequently, in December 2009 he received a 12% increase in his base salary as a result of his increased responsibilities and promotion to Executive Vice President. His adjusted base salary for fiscal 2010 is within the 50th to the 75th percentile targeted range.

His projected full bonus for fiscal 2009 remained at 125% of his base salary, resulting in targeted total cash compensation that was 4% below the 65th percentile (excluding the effect of the 20% reduction in base salary). Mr. Davis did not receive a bonus for fiscal 2009 as described above. For fiscal 2010, his projected full bonus remains 125% of his base salary and his targeted total cash compensation is within the targeted range.

In March 2009, Mr. Davis was granted a stock option award covering 600,000 shares for fiscal 2009. The fiscal 2009 grant was the same as the grants made to NEOs (other than Mr. Splinter), resulting in a grant-date value within the targeted range. In January 2010, Mr. Davis was granted 200,000 performance shares, which is within the targeted range. For fiscal 2010, Mr. Davis’ total compensation package is within the targeted range.

The following table shows the actual amounts of and the percentage changes in Mr. Davis’ fiscal 2007, fiscal 2008 and fiscal 2009 compensation:

	FY 2007	FY 2008	FY 2009	FY 2007 to FY 2008 Change	FY 2008 to FY 2009 Change
Base Salary	$435,892	$479,631	$426,185	10%	-11%
Bonus Plan Compensation	$639,563	$400,000	$0	-37%	-100%
Total Cash Compensation	$1,075,455	$879,631	$426,185	-18%	-52%
Equity Awards (grant-date fair value)	$3,418,000	$3,165,750	$1,513,638	-7%	-52%
Total Compensation	$4,493,455	$4,045,381	$1,939,823	-10%	-52%

Manfred Kerschbaum.    For fiscal 2009, Mr. Kerschbaum’s base salary remained subject to the salary reductions applicable to all NEOs. For fiscal 2010, Mr. Kerschbaum’s base salary was returned to the fiscal 2008 level in effect prior to the reductions. Excluding the effect of the reductions, this was 21% above the 50th percentile for fiscal 2009. This variation from the targeted percentile was to recognize him for his long-term service to Applied and his leadership in AGS and also was a carryover result of a change in Applied’s peer group for fiscal 2008. His base salary for fiscal 2010 is 2% above the 75th percentile of Applied’s peer group. The salary level recognizes him for his responsibilities as chief of staff and was considered not meaningfully different from the 50th to the 75th percentile targeted range.

Mr. Kerschbaum’s projected full bonus for fiscal 2009 remained at 115% of his base salary, resulting in targeted total cash compensation that was 10% above the 65th percentile (excluding the effect of the 20% reduction in base salary). Mr. Kerschbaum did not receive a bonus for fiscal 2009 as described above. For fiscal 2010, his projected full bonus remains 115% of his base salary and his targeted total cash compensation is 3% above the 75th percentile. The targeted total cash compensation was considered not meaningfully different from the targeted range.

Generally, comparable information with respect to Applied’s peer group for Mr. Kerschbaum’s new position as Senior Vice President Chief of Staff was limited because of the uniqueness of his position. Consequently, while targeting base salary and total cash compensation within the targeted range was still an important consideration for fiscal 2010, the Committee also relied upon internal equity considerations to keep Mr. Kerschbaum’s compensation the same as fiscal 2009.

In March 2009, Mr. Kerschbaum was granted a stock option award covering 600,000 shares for fiscal 2009. The fiscal 2009 grant was the same as the grants made to NEOs (other than Mr. Splinter), resulting in a grant-date value that was 10% below the 50th to the 75th percentile targeted range. In January 2010, Mr. Kerschbaum was granted 125,000 performance shares, which is within the targeted range. For fiscal 2010, Mr. Kerschbaum’s total compensation package is within the targeted range.

The following table shows the actual amounts of and the percentage changes in Mr. Kerschbaum’s fiscal 2007, fiscal 2008 and fiscal 2009 compensation:

	FY 2007	FY 2008	FY 2009	FY 2007 to FY 2008 Change	FY 2008 to FY 2009 Change
Base Salary	$477,777	$478,135	$419,040	0%	-12%
Bonus Plan Compensation	$626,863	$315,000	$0	-50%	-100%
Total Cash Compensation	$1,104,640	$793,135	$419,040	-28%	-47%
Equity Awards (grant-date fair value)	$3,845,250	$2,261,250	$1,513,638	-41%	-33%
Total Compensation	$4,949,890	$3,054,385	$1,932,678	-38%	-37%

Mark R. Pinto.    For fiscal 2009, Dr. Pinto’s base salary remained subject to the salary reductions applicable to all NEOs. Excluding the effect of the reductions, this was 42% above the 50th percentile of Applied’s peer group for fiscal 2009. Generally, comparable information with respect to individuals who have a dual role as chief technology officer and head of a business segment, such as Dr. Pinto, is limited. The variation also was to reward achievements in developing the EES business, in particular the rapidly growing solar business, and was a carryover result of a change in Applied’s peer group for fiscal 2008. Effective November 2009 (early in fiscal 2010), Dr. Pinto’s base salary was returned to the fiscal 2008 level in effect prior to the reductions. Subsequently, in December 2009 he received a 5% increase in his base salary as a result of his increased responsibilities and promotion to Executive Vice President. His base salary for fiscal 2010 is 3% above the 75th percentile of Applied’s peer group. The salary level was considered not meaningfully different from the targeted range.

Dr. Pinto’s projected full bonus for fiscal 2009 remained at 125% of his base salary, resulting in targeted total cash compensation that was 33% above the 65th percentile (excluding the effect of the 20% reduction in base salary). Dr. Pinto did not receive a bonus for fiscal 2009 as described above. For fiscal 2010, his projected full bonus remains 125% of his base salary and his targeted total cash compensation is 3% above the 75th percentile. The targeted total cash compensation was considered not meaningfully different from the targeted range.

In March 2009, Dr. Pinto was granted a stock option award covering 600,000 shares for fiscal 2009. The fiscal 2009 grant was the same as the grants made to NEOs (other than Mr. Splinter), resulting in a grant-date value within the 50th to the 75th percentile targeted range. In January 2010, Dr. Pinto was granted 200,000 performance shares, which is within the targeted range. For fiscal 2010, Dr. Pinto’s total compensation package is within the targeted range.

The following table shows the actual amounts of and the percentage changes in Dr. Pinto’s fiscal 2007, fiscal 2008 and fiscal 2009 compensation:

	FY 2007	FY 2008	FY 2009	FY 2007 to FY 2008 Change	FY 2008 to FY 2009 Change
Base Salary	$492,224	$516,923	$456,923	5%	-12%
Bonus Plan Compensation	$815,625	$490,000	$0	-40%	-100%
Total Cash Compensation	$1,307,849	$1,006,923	$456,923	-23%	-55%
Equity Awards (grant-date fair value)	$3,845,250	$3,618,000	$1,513,638	-6%	-58%
Total Compensation	$5,153,099	$4,624,923	$1,970,561	-10%	-57%

Thomas St. Dennis.    For fiscal 2009, Mr. St. Dennis’ base salary remained subject to the salary reductions applicable to all NEOs. Excluding the effect of the reductions, this was 11% above the 50th percentile of Applied’s peer group for fiscal 2009. This variation from the targeted percentile was due to his enhanced role and also was a carryover result of a change in Applied’s peer group for fiscal 2008. Mr. St. Dennis’ projected full bonus for fiscal 2009 remained at 125% of his base salary, resulting in targeted total cash compensation that was 6% above the 65th percentile (excluding the effect of the 20% reduction in base salary). Mr. St. Dennis’ employment with Applied terminated on October 2, 2009 and accordingly, he was not eligible to receive a bonus for fiscal 2009.

In March 2009, Mr. St. Dennis was granted a stock option award grant covering 600,000 shares for fiscal 2009. The fiscal 2009 grant was the same as the grants made to NEOs (other than Mr. Splinter), resulting in a grant-date value that was 19% below the 50th to the 75th percentile targeted range.

The following table shows the actual amounts of and the percentage changes in Mr. St. Dennis’ fiscal 2007, fiscal 2008 and fiscal 2009 compensation:

	FY 2007	FY 2008	FY 2009	FY 2007 to FY 2008 Change	FY 2008 to FY 2009 Change
Base Salary	$479,615	$485,895	$410,572	1%	-16%
Bonus Plan Compensation	$777,213	$350,000	$0	-55%	-100%
Total Cash Compensation	$1,256,828	$835,895	$410,572	-33%	-51%
Equity Awards (grant-date fair value)	$3,845,250	$2,713,500	$1,513,638	-29%	-44%
Total Compensation	$5,102,078	$3,549,395	$1,924,210	-30%	-46%

Separation Arrangements for NEOs

Applied does not have employment agreements with any of its NEOs, other than the benefits described above for Mr. Splinter.

In September 2009, Mr. St. Dennis announced his intention to resign from his position at Applied. Following this announcement, the Committee determined to provide him a severance package (see “Employment Contract and Separation Agreement” described below). Mr. St. Dennis’ resignation became effective on October 2, 2009. The Committee approved a severance package that it believed to be appropriate in light of Mr. St. Dennis’ contributions to Applied; moreover, the severance benefits were provided as consideration for Mr. St. Dennis’ agreement to a release of claims and continued confidentiality, non-disparagement, non-solicitation and non-competition obligations.

The following table shows each NEO’s severance arrangements (if any), as well as any payments and benefits that each NEO would have been entitled to receive had he been terminated without cause as of October 25, 2009, the last day of fiscal 2009. The severance payments and benefits for Mr. St. Dennis are as of the date of his separation from employment:

Severance Payments and Benefits

Named Executive Officer	Cash Payments		Vesting Acceleration	Other Benefits	Additional Change in Control Cash Payments, Vesting Acceleration and Other Benefits
Michael R. Splinter	$2,156,000		Option to purchase 300,000 shares of common stock.	None.	$0

Franz Janker	$0		None.	None.	$0

George S. Davis	$0		None.	None.	$0

Manfred Kerschbaum	$0		None.	None.	$0

Mark R. Pinto	$0		None.	None.	$0

Thomas St. Dennis	$1,035,000	(1)	Option to purchase 200,000 shares of common stock and 82,500 performance shares that were earned but not yet vested.	Extension of exercisability of his vested options until November 20, 2009.	$0

(1)	Payable in three installments: $369,000 on or before November 12, 2009, and $333,000 on each of October 1, 2010, and October 1, 2011, subject to Mr. St. Dennis’ continued compliance with his separation agreement.

Accounting and Tax Considerations

In designing our compensation programs, we consider the potential accounting and tax effects on Applied and our employees. In allocating among different elements of compensation, we consider the accounting expense associated with each separate element and the potential reward of that element. Applied aims to limit total compensation expense while meeting the goals of our compensation programs. For example, if compensation expense increases under one program, Applied may seek to decrease expenses under another program.

Applied also seeks to provide tax-advantaged benefits for employees where practical and affordable, including, for example, the 401(k) Plan, the Employees’ Stock Purchase Plan and the 2005 EDCP. In choosing the elements of our compensation program and allocating among them, Applied considers whether the element may be “performance-based” compensation for purposes of Section 162(m) of the Code. Under Section 162(m), Applied generally is entitled to receive a federal income tax deduction for compensation paid to the CEO and the three other most highly compensated executive officers (excluding the CFO) only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). Our Employee Stock Incentive Plan and Bonus Plan were designed to permit the Committee to award compensation that is “performance-based” and thus fully tax-deductible by Applied. The Committee generally has granted to NEOs equity awards and bonuses that were intended to qualify as performance-based compensation under Code Section 162(m). The Committee currently intends to continue seeking a tax deduction for Applied’s executive compensation to the extent that the Committee determines that doing so is in Applied’s best interests.

Also, Section 280G, Section 4999 and Section 409A of the Code impose additional taxes beyond ordinary income taxes under specified circumstances. Applied has no policy or commitment to provide any NEO or director with any gross-up or other reimbursement for these additional taxes. Code Sections 280G and 4999 impose additional taxes on certain payments or benefits in connection with a change in control of Applied, and also provide that Applied or its successor could lose a tax deduction on these payments and benefits. Section 409A imposes additional taxes on certain non-qualifying “deferred compensation.” To assist in preventing the imposition of additional tax under Section 409A, Applied has structured its compensation and benefits arrangements in a manner intended to comply with Section 409A.

Compensation Committee Interlocks and Insider Participation

During fiscal 2009, the following directors were members of Applied’s Human Resources and Compensation Committee: Aart J. de Geus, Thomas J. Iannotti, Willem P. Roelandts (Chair) and James E. Rogers. None of the Committee’s members has at any time been an officer or employee of Applied.

None of Applied’s named executive officers serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Applied’s Board or Human Resources and Compensation Committee.

Human Resources and Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Applied specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2009. Based on the review and discussions, the Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in Applied’s Proxy Statement for its 2010 Annual Meeting of Stockholders.

This report is submitted by the Committee.

Willem P. Roelandts (Chair)

Aart J. de Geus

Thomas J. Iannotti

James E. Rogers

Summary Compensation

The following table shows compensation information for fiscal 2007, 2008 and 2009 for the named executive officers.

Summary Compensation Table

For Fiscal 2007, 2008 and 2009

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)		Total ($)
Michael R. Splinter	2009	814,154	—	4,113,234		1,631,498		—	—	12,333	(6)	6,571,219
Chairman of the Board, President and Chief Executive Officer	2008	929,385	—	6,638,803		3,402,412		650,000	—	12,271	(7)	11,632,871
	2007	945,000	—	3,660,538		6,706,548		1,622,329	—	12,631	(8)	12,947,046

Franz Janker	2009	493,477	—	2,206,680		610,454		—	—	12,190	(9)	3,322,801
Executive Vice President, Corporate Account Management	2008	559,815	—	3,556,971		1,133,495		460,000	728	11,341	(10)	5,722,350
	2007	542,308	—	2,461,207		2,195,054		856,625	4,983	11,021	(11)	6,071,198

George S. Davis	2009	426,185	—	1,568,413		376,601		—	—	15,110	(12)	2,386,309
Executive Vice President, Chief Financial Officer	2008	479,631	—	2,556,745		230,168		400,000	79	14,434	(13)	3,681,057
	2007	435,892	—	1,486,576		326,645		639,563	238	10,908	(14)	2,899,822

Manfred Kerschbaum	2009	419,040	—	1,496,305		624,786		—	67,117	12,015	(15)	2,619,263
Senior Vice President, Chief of Staff	2008	478,135	—	2,438,556		521,852		315,000	558	11,197	(16)	3,765,298
	2007	477,777	—	1,820,307		960,084		626,863	3,820	39,059	(17)	3,927,910

Mark R. Pinto	2009	456,923	—	1,845,785		403,546		—	—	12,104	(18)	2,718,358
Executive Vice President, General Manager Energy and Environmental Solutions and Display, and Chief Technology Officer	2008	516,923	—	2,977,243		261,836		490,000	—	11,265	(19)	4,257,267
	2007	492,224	—	1,747,992		317,571		815,625	—	11,004	(20)	3,384,416

Thomas St. Dennis(21)	2009	410,572	—	(322,790	)(22)	1,651,850	(23)	—	—	14,184	(24)	1,753,816
Former Senior Vice President, General Manager Silicon Systems Group	2008	485,895	—	2,929,444		896,310		350,000	97	862	(25)	4,662,608
	2007	479,615	—	2,317,523		898,164		777,213	518	858	(26)	4,473,891

(1)	Amounts for fiscal 2009 reflect a 20% reduction in annual base salary (see the section above entitled “Compensation Discussion and Analysis” for further information).
(2)	Stock awards consist only of performance shares (also called “restricted stock units”), except for shares of performance-based restricted stock held by Mr. Splinter. Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs recognized by Applied in fiscal 2009 for stock awards as determined pursuant to ASC 718. These compensation costs reflect stock awards granted in and prior to fiscal 2008. The assumptions used to calculate the value of stock awards are set forth in Note 1 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2006 and fiscal 2009 filed with the SEC on December 14, 2006 and December 11, 2009, respectively.
(3)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs recognized by Applied in fiscal 2009 for option awards as determined pursuant to ASC 718. These compensation costs reflect option awards granted in and prior to fiscal 2009. The assumptions used to calculate the value of option awards are set forth in Note 1 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2006 and fiscal 2009 filed with the SEC on December 14, 2006 and December 11, 2009, respectively.
(4)	Amounts consist of bonuses earned for services rendered in the respective fiscal years. For fiscal 2009, all named executive officers waived bonuses that may have otherwise been payable to them under the Senior Executive Bonus Plan. See the section above entitled “Compensation Discussion and Analysis” for further information regarding fiscal 2009 bonuses.
(5)

Amounts consist of above-market (as determined under SEC rules) earnings on compensation that was deferred in or prior to the relevant fiscal year under the Applied Materials, Inc. Executive Deferred Compensation Plan and/or the 2005 Executive Deferred

Compensation Plan. There were no above-market earnings for fiscal 2009. The aggregate change in the actuarial present value of Mr. Kerschbaum’s accumulated pension benefits was negative for fiscal 2007 and fiscal 2008 and is not reported in this column. The number reported in this column for Mr. Kerschbaum in fiscal 2009 consists solely of the aggregate change in the actuarial present value of his accumulated pension benefits (for further information regarding Mr. Kerschbaum’s pension benefits, see the section entitled “Pension Benefits” below).

(6)	This amount consists of (a) Applied’s matching contribution of $11,025 under the tax-qualified 401(k) Plan and (b) Applied’s payment on behalf of Mr. Splinter of $1,308 in term life insurance premiums.
(7)	This amount consists of (a) Applied’s matching contribution of $10,350 under the tax-qualified 401(k) Plan and (b) Applied’s payment on behalf of Mr. Splinter of $1,176 in term life insurance premiums and $745 for supplemental medical benefits.
(8)	This amount consists of (a) Applied’s matching contribution of $10,125 under the tax-qualified 401(k) Plan, (b) a payment of $750 to Mr. Splinter under Applied’s Patent Incentive Award Program, and (c) Applied’s payment on behalf of Mr. Splinter of $1,141 in term life insurance premiums and $615 for supplemental medical benefits.
(9)	This amount consists of (a) Applied’s matching contribution of $11,025 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Mr. Janker of $1,165 in term life insurance premiums.
(10)	This amount consists of (a) Applied’s matching contribution of $10,350 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Mr. Janker of $991 in term life insurance premiums.
(11)	This amount consists of (a) Applied’s matching contribution of $10,125 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Mr. Janker of $896 in term life insurance premiums.
(12)	This amount consists of (a) Applied’s matching contribution of $11,025 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Mr. Davis of $1,007 in term life insurance premiums and $3,078 for supplemental medical benefits.
(13)	This amount consists of (a) Applied’s matching contribution of $10,350 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Mr. Davis of $849 in term life insurance premiums and $3,235 for supplemental medical benefits.
(14)	This amount consists of (a) Applied’s matching contribution of $10,125 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Mr. Davis of $783 in term life insurance premiums.
(15)	This amount consists of (a) Applied’s matching contribution of $11,025 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Mr. Kerschbaum of $990 in term life insurance premiums.
(16)	This amount consists of (a) Applied’s matching contribution of $10,350 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Mr. Kerschbaum of $847 in term life insurance premiums.
(17)	This amount consists of (a) a payment of $28,080 to Mr. Kerschbaum pursuant to a special one-time bonus payment for eligible employees who were subject to Applied’s trading blackout period and held certain Applied stock options that expired unexercised during such period, (b) Applied’s matching contribution of $10,125 under the tax-qualified 401(k) Plan, and (c) Applied’s payment on behalf of Mr. Kerschbaum of $854 in term life insurance premiums.
(18)	This amount consists of (a) Applied’s matching contribution of $11,025 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Dr. Pinto of $1,079 in term life insurance premiums.
(19)	This amount consists of (a) Applied’s matching contribution of $10,350 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Dr. Pinto of $915 in term life insurance premiums.
(20)	This amount consists of (a) Applied’s matching contribution of $10,125 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Dr. Pinto of $879 in term life insurance premiums.
(21)	Mr. St. Dennis resigned from Applied on October 2, 2009.
(22)	This amount reflects in part the acceleration of vesting of 82,500 of Mr. St. Dennis’ performance shares and the forfeiture of certain other of his performance shares upon his resignation.
(23)	This amount reflects in part the acceleration of vesting of one of Mr. St. Dennis’ stock options covering 200,000 shares of Applied common stock upon his resignation.
(24)	This amount consists of (a) Applied’s payment on behalf of Mr. St. Dennis of $1,010 in term life insurance premiums and (b) a payment upon Mr. St. Dennis’ termination of employment of $13,174 for accrued vacation benefits. In addition, pursuant to a separation agreement dated October 5, 2009 (described further under the section entitled “Employment Contract and Separation Agreement”), Applied agreed to pay Mr. St. Dennis a total of $1,035,000, subject to his continued compliance with the agreement.
(25)	This amount consists of Applied’s payment on behalf of Mr. St. Dennis of $862 in term life insurance premiums.
(26)	This amount consists of Applied’s payment on behalf of Mr. St. Dennis of $858 in term life insurance premiums.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal 2009, which ended on October 25, 2009. The option awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal 2009 Year-End table below.

Grants of Plan-Based Awards

For Fiscal 2009

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael R. Splinter	3/9/2009	—	—	—	—	—	—	—	900,000	8.58	2,270,457
	—	0	1,715,000	5,000,000	—	—	—	—	—	—	—
Franz Janker	3/9/2009	—	—	—	—	—	—	—	600,000	8.58	1,513,638
	—	0	742,500	2,227,500	—	—	—	—	—	—	—
George S. Davis	3/9/2009	—	—	—	—	—	—	—	600,000	8.58	1,513,638
	—	0	641,250	1,923,750	—	—	—	—	—	—	—
Manfred Kerschbaum	3/9/2009	—	—	—	—	—	—	—	600,000	8.58	1,513,638
	—	0	580,060	1,740,180	—	—	—	—	—	—	—
Mark R. Pinto	3/9/2009	—	—	—	—	—	—	—	600,000	8.58	1,513,638
	—	0	687,500	2,062,500	—	—	—	—	—	—	—
Thomas St. Dennis	3/9/2009	—	—	—	—	—	—	—	600,000	8.58	1,513,638
	—	0	642,625	1,927,875	—	—	—	—	—	—	—

(1)	Amounts shown are estimated possible payouts for fiscal 2009 under the Senior Executive Bonus Plan. These amounts are based on the individual’s fiscal 2009 base salary (not taking into account the 20% reduction in annual base salary in effect for the fiscal year) and position. The maximum amount shown is three times the target amount for each of the named executive officers, except for the amount for Mr. Splinter, which is the maximum amount payable per participant in any performance period under the Senior Executive Bonus Plan. Applied’s performance in fiscal 2009 would have allowed for minimal bonuses under the Senior Executive Bonus Plan, but in light of the named executive officers’ waiver of their bonuses and Applied’s overall financial performance, the Human Resources and Compensation Committee of the Board used its discretion to eliminate bonuses for the fiscal year. See the section above entitled “Compensation Discussion and Analysis” for further information.
(2)	The value of an equity award is based on the fair value of such award as of the grant date determined pursuant to ASC 718.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2009, which ended on October 25, 2009. The unvested option awards identified in the table below are also reported in the Grants of Plan-Based Awards table on the previous page.

Outstanding Equity Awards at Fiscal 2009 Year-End

Name	Option Awards						Stock Awards(1)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Michael R. Splinter	400,000	—		—	22.45	12/8/2010	—		—	—		—
	700,000	—		—	22.45	12/8/2010	—		—	—		—
	705,000	—		—	17.56	12/7/2011	—		—	—		—
	900,000	—		—	19.20	12/13/2012	—		—	—		—
	1,200,000	—		—	15.72	5/12/2013	—		—	—		—
	—	900,000	(4)	—	8.58	3/9/2014	—		—	—		—
	—	—		—	—	—	175,000	(5)	2,266,250	—		—
	—	—		—	—	—	75,000	(6)	971,250	—		—
	—	—		—	—	—	183,750	(7)	2,379,563	105,000	(9)	1,359,750
	—	—		—	—	—	52,500	(8)	679,875	30,000	(10)	388,500

Franz Janker	40,000	—		—	15.07	11/19/2009	—		—	—		—
	20,000	—		—	15.07	11/19/2009	—		—	—		—
	235,000	—		—	14.57	12/11/2009	—		—	—		—
	100,000	—		—	23.74	11/17/2010	—		—	—		—
	240,000	—		—	23.74	11/17/2010	—		—	—		—
	260,000	—		—	17.56	12/7/2011	—		—	—		—
	250,000	—		—	19.20	12/13/2012	—		—	—		—
	—	600,000	(11)	—	8.58	3/9/2014	—		—	—		—
	—	—		—	—	—	75,000	(12)	971,250	—		—
	—	—		—	—	—	75,000	(12)	971,250	—		—
	—	—		—	—	—	105,000	(13)	1,359,750	60,000	(14)	777,000

George S. Davis	35,000	—		—	15.07	11/19/2009	—		—	—		—
	25,000	—		—	15.07	11/19/2009	—		—	—		—
	40,000	—		—	17.39	7/11/2010	—		—	—		—
	80,000	—		—	22.58	10/29/2010	—		—	—		—
	115,000	—		—	22.58	10/29/2010	—		—	—		—
	125,000	—		—	16.12	11/3/2011	—		—	—		—
	60,000	—		—	18.64	12/1/2012	—		—	—		—
	—	600,000	(11)	—	8.58	3/9/2014	—		—	—		—
	—	—		—	—	—	50,000	(15)	647,500	—		—
	—	—		—	—	—	50,000	(15)	647,500	—		—
	—	—		—	—	—	91,875	(16)	1,189,781	52,500	(17)	679,875

Manfred Kerschbaum	35,000	—		—	15.07	11/19/2009	—		—	—		—
	65,000	—		—	14.57	12/11/2009	—		—	—		—
	40,000	—		—	17.39	7/11/2010	—		—	—		—
	100,000	—		—	22.58	10/29/2010	—		—	—		—
	200,000	—		—	22.58	10/29/2010	—		—	—		—
	62,500	—		—	16.12	11/3/2011	—		—	—		—
	105,000	—		—	18.64	12/1/2012	—		—	—		—
	145,000	—		—	19.20	12/13/2012	—		—	—		—
	—	600,000	(11)	—	8.58	3/9/2014	—		—	—		—
	—	—		—	—	—	62,500	(18)	809,375	—		—
	—	—		—	—	—	50,000	(15)	647,500	—		—
	—	—		—	—	—	65,625	(19)	849,844	37,500	(20)	485,625

Name	Option Awards						Stock Awards(1)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Mark R. Pinto	400,000	—		—	23.39	1/14/2011	—		—	—		—
	125,000	—		—	16.12	11/3/2011	—		—	—		—
	81,000	—		—	18.64	12/1/2012	—		—	—		—
	—	600,000	(11)	—	8.58	3/9/2014	—		—	—		—
	—	—		—	—	—	62,500	(18)	809,375	—		—
	—	—		—	—	—	50,000	(15)	647,500	—		—
	—	—		—	—	—	105,000	(13)	1,359,750	60,000	(14)	777,000

Thomas St. Dennis	400,000	—		—	17.47	11/20/2009	—		—	—		—
	200,000	—		—	19.20	11/20/2009	—		—	—		—
	200,000	—		—	8.58	11/20/2009	—		—	—		—

(1)	Unless otherwise indicated, stock awards consist only of performance shares (also called “restricted stock units”), which will be converted into Applied common stock on a one-to-one basis upon vesting.
(2)	The market value of stock awards was determined by multiplying the number of unvested or unearned shares by the closing price of Applied common stock of $12.95 on October 23, 2009, the last trading day of fiscal 2009, as reported on the Nasdaq Global Select Market.
(3)	All stock awards identified in this column were subject to the achievement of specific performance goals that related to annual operating profit (also referred to as controllable profit). For fiscal 2009, Applied’s operating profit performance resulted in none of the awards becoming eligible to vest. Awards that did not become eligible to vest may be earned depending on Applied’s performance in any of the next two fiscal years.
(4)	The option was granted on March 9, 2009. Assuming continued employment with Applied, 300,000 shares are scheduled to become exercisable on April 1 of each of 2010, 2011 and 2012.
(5)	The performance shares were granted on January 25, 2007. Of these, 87,500 shares vested on December 19, 2009. Assuming continued employment with Applied, 87,500 shares are scheduled to vest on December 19, 2010.
(6)	Consists of performance-based restricted stock that was granted on January 25, 2007. Of these, 37,500 shares vested on December 19, 2009. Assuming continued employment with Applied, 37,500 shares are scheduled to vest on December 19, 2010.
(7)	The performance shares were granted on December 10, 2007. Of these, 61,250 shares vested on December 19, 2009. Assuming continued employment with Applied, 61,250 shares are scheduled to vest on December 19 of each of 2010 and 2011.
(8)	Consists of performance-based restricted stock that was granted on December 10, 2007. Of these, 17,500 shares vested on December 19, 2009. Assuming continued employment with Applied, 17,500 shares are scheduled to vest on December 19 of each of 2010 and 2011.
(9)	The performance shares were granted on December 10, 2007. Provided specified performance goals are achieved and assuming continued employment with Applied, 78,750 shares are scheduled to vest on December 19, 2010 and 26,250 shares are scheduled to vest on December 19, 2011.
(10)	Consists of performance-based restricted stock that was granted on December 10, 2007. Provided specified performance goals are achieved and assuming continued employment with Applied, 22,500 shares are scheduled to vest on December 19, 2010 and 7,500 shares are scheduled to vest on December 19, 2011.
(11)	The option was granted on March 9, 2009. Assuming continued employment with Applied, 200,000 shares are scheduled to become exercisable on April 1 of each of 2010, 2011 and 2012.
(12)	The performance shares were granted on January 25, 2007. Of these, 37,500 shares vested on December 19, 2009. Assuming continued employment with Applied, 37,500 shares are scheduled to vest on December 19, 2010.
(13)	The performance shares were granted on December 10, 2007. Of these, 35,000 shares vested on December 19, 2009. Assuming continued employment with Applied, 35,000 shares are scheduled to vest on December 19 of each of 2010 and 2011.
(14)	The performance shares were granted on December 10, 2007. Provided specified performance goals are achieved and assuming continued employment with Applied, 45,000 shares are scheduled to vest on December 19, 2010 and 15,000 shares are scheduled to vest on December 19, 2011.
(15)	The performance shares were granted on January 25, 2007. Of these, 25,000 shares vested on December 19, 2009. Assuming continued employment with Applied, 25,000 shares are scheduled to vest on December 19, 2010.
(16)	The performance shares were granted on December 10, 2007. Of these, 30,625 shares vested on December 19, 2009. Assuming continued employment with Applied, 30,625 shares are scheduled to vest on December 19 of each of 2010 and 2011.
(17)	The performance shares were granted on December 10, 2007. Provided specified performance goals are achieved and assuming continued employment with Applied, 39,375 shares are scheduled to vest on December 19, 2010 and 13,125 shares are scheduled to vest on December 19, 2011.
(18)	The performance shares were granted on January 25, 2007. Of these, 31,250 shares vested on December 19, 2009. Assuming continued employment with Applied, 31,250 shares are scheduled to vest on December 19, 2010.
(19)	The performance shares were granted on December 10, 2007. Of these, 21,875 shares vested on December 19, 2009. Assuming continued employment with Applied, 21,875 shares are scheduled to vest on December 19 of each of 2010 and 2011.
(20)	The performance shares were granted on December 10, 2007. Provided specified performance goals are achieved and assuming continued employment with Applied, 28,125 shares are scheduled to vest on December 19, 2010 and 9,375 shares are scheduled to vest on December 19, 2011.

Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the named executive officers during fiscal 2009, which ended on October 25, 2009.

Option Exercises and Stock Vested For Fiscal 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)		Value Realized on Vesting ($)(2)
Michael R. Splinter	—	—	216,250		2,228,188
Franz Janker	—	—	125,000		1,312,000
George S. Davis	—	—	82,625		843,091
Manfred Kerschbaum	—	—	88,125		923,206
Mark R. Pinto	—	—	97,500		1,006,738
Thomas St. Dennis	—	—	202,500	(3)	2,417,025

(1)	Of the amounts shown in this column, Applied withheld the following number of shares to cover tax withholding obligations: 96,482 shares for Mr. Splinter; 55,690 shares for Mr. Janker; 31,485 shares for Mr. Davis; 39,319 shares for Mr. Kerschbaum; 40,054 shares for Dr. Pinto; and 83,924 shares for Mr. St. Dennis.
(2)	The value realized equals the fair market value of Applied common stock on the vesting date, multiplied by the number of shares that vested, except for the value realized by Mr. Splinter upon the vesting of 55,000 shares of restricted stock, which equals the difference between $0.01, the per share price of the restricted stock, and the fair market value of Applied common stock on the vesting date, multiplied by the number of shares that vested.
(3)	Of these, the vesting of 82,500 shares was accelerated pursuant to Mr. St. Dennis’ separation agreement. See “Employment Contract and Separation Agreement” below for further information.

Pension Benefits

None of the named executive officers, except for Mr. Kerschbaum, had any accumulated pension benefits as of the end of fiscal 2009 under any of Applied’s defined pension plans. Applied provides defined benefit pension plans only to employees located in certain of its offices outside of the United States. Mr. Kerschbaum worked at Applied’s subsidiary, Applied Materials GmbH, in Germany from 1983 to 1997 and was a participant in the defined pension plan that is available to employees of that subsidiary known as the Versorgungsplan für die Mitarbeiter der Applied Materials GmbH (the “Pension Plan”). Mr. Kerschbaum has not been a participant in this plan since his transfer in 1997 to Applied’s corporate offices in the United States.

The following table shows certain information regarding pension benefits for Mr. Kerschbaum for fiscal 2009:

Pension Benefits for Fiscal 2009

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefits ($)		Payments During Last Fiscal Year ($)
Michael R. Splinter	—	—		—		—
Franz Janker	—	—		—		—
George S. Davis	—	—		—		—
Manfred Kerschbaum	Versorgungsplan für die Mitarbeiter der Applied Materials GmbH(1)	16.25	(2)	670,435	(3)	—
Mark R. Pinto	—	—		—		—
Thomas St. Dennis	—	—		—		—

(1)	The Pension Plan maintained by Applied Materials GmbH, an Applied subsidiary in Germany.
(2)	Pursuant to his agreements with Applied Materials GmbH, Mr. Kerschbaum was credited with an additional 2.67 years of service.
(3)	Amount shown does not reflect the balance of Mr. Kerschbaum’s accumulated benefits under the Pension Plan. Instead, the amount shown is the actuarial present value of Mr. Kerschbaum’s accumulated benefits, computed as of the Pension Plan’s measurement date used for financial reporting purposes with respect to Applied’s audited financial statements for fiscal 2009.

Applied Materials GmbH, an Applied subsidiary in Germany, maintains the Pension Plan for eligible employees in Germany. The Pension Plan, adopted in 1990 and amended in 2000, generally allows all regular, full-time employees with uninterrupted service periods of at least six months to become participants and to be eligible to receive pension benefits in the form of monthly payments generally beginning at age 60. For those participants, including Mr. Kerschbaum, who accumulated pension benefits before the Pension Plan was amended in 2000, pension benefits are generally payable beginning at age 65.

Benefits are calculated using a formula set forth in the Pension Plan. For Mr. Kerschbaum’s pension benefits, this formula is based on (a) 0.4% multiplied by years of credited service multiplied by average earnings of the last three years of participation up to the maximum amount of earnings on which social security taxes are payable each year in Germany, plus (b) 1.5% multiplied by years of credited service multiplied by average earnings of the last three years of participation up to the maximum amount of earnings on which social security taxes are payable each year in Germany.

Benefits accumulated under the Pension Plan vest only after the participant has completed at least 10 years of service. As of the end of fiscal 2009, Mr. Kerschbaum had annual vested benefits valued at approximately $71,098. Such amount generally will be payable in monthly installments to Mr. Kerschbaum for his lifetime beginning at 65, the normal retirement age specified in the Pension Plan for participants, including Mr. Kerschbaum, who accumulated pension benefits under the Plan before it was amended in 2000.

The Pension Plan also allows for a distribution of benefits in the event of disability, early retirement and death. With respect to early retirement, Mr. Kerschbaum’s annual vested benefit would be reduced by 6% for each year between the age of early retirement and age 65, the normal retirement age. In the event of a participant’s death, pension benefits are payable to the surviving spouse or children, subject to the terms of the Pension Plan. Upon distribution, benefits are adjusted every three years for cost of living.

Non-Qualified Deferred Compensation

Applied maintains two non-qualified deferred compensation plans, the Applied Materials, Inc. 2005 Executive Deferred Compensation Plan (the “2005 EDCP”) and the Applied Materials, Inc. Executive Deferred Compensation Plan (the “Predecessor Plan”) (together, the “Deferred Compensation Plans”). The 2005 EDCP allows eligible employees, including executive officers, to voluntarily defer receipt of all or a portion of their: (1) eligible sign-on bonus payments, if any, (2) base salaries above a specified amount, (3) eligible annual bonus payments, if any, and (4) eligible severance payments, if any. The Predecessor Plan allowed eligible employees, including executive officers, to voluntarily elect to defer receipt of all or a portion of their base salaries above a specified amount and/or their eligible annual bonus payments, if any. The Predecessor Plan was frozen effective December 31, 2004 with the result that no new compensation deferrals could be made under that plan after that date.

The amounts deferred under the Deferred Compensation Plans are credited with deemed interest in the sum of (a) the yield-to-maturity of five-year U.S. Treasury notes, plus (b) 1.50%. The deferred amounts, plus deemed interest thereon, are generally payable on the date or dates selected by the participants or specified under the terms of the Deferred Compensation Plans. Applied does not make any matching or other employer contributions to the Deferred Compensation Plans. The 2005 EDCP is discussed further under the section entitled “Compensation Discussion and Analysis—Deferred Compensation Plans” above.

The following table shows certain information for the named executive officers under the Deferred Compensation Plans.

Non-Qualified Deferred Compensation

For Fiscal 2009

Name	Executive Contributions in Last Fiscal Year ($)(1)		Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Michael R. Splinter	—		—	—	—	—
Franz Janker	—		—	114,931	6,451	3,380,376
George S. Davis	11,538	(3)	—	28,336	3,732	807,797
Manfred Kerschbaum	—		—	5,064	18,618	145,008
Mark R. Pinto	—		—	—	—	—
Thomas St. Dennis	—		—	26,825	—	817,596

(1)	All contributions were made under the 2005 EDCP.
(2)	There were no above-market or preferential earnings for fiscal 2009.
(3)	Consists of $11,538 of the salary reported in the Summary Compensation Table under the column entitled “Salary.”

Employment Contract and Separation Agreement

Employment Contract.    As an inducement to join Applied as its President and Chief Executive Officer, on April 21, 2003, Applied entered into an agreement with Michael R. Splinter that provided for the following in Mr. Splinter’s first year of employment: a base salary of $900,000; a target bonus of 175% of the base salary based on the achievement of certain performance measures; an option to purchase 1,200,000 shares; and 300,000 shares of restricted stock priced at $0.01 per share. For the years after fiscal 2003, Mr. Splinter’s base salary is subject to annual review, and his bonus, if any, is based on the achievement of performance measures determined by the Human Resources and Compensation Committee of the Board at the beginning of each fiscal year and under the terms of the Senior Executive Bonus Plan. The agreement also provided for certain relocation benefits under Applied’s relocation policy. Mr. Splinter’s employment agreement was amended and restated on

December 8, 2008 to change only the cash compensation that he would receive in the event Applied terminates his employment without cause, as discussed below. No other terms of Mr. Splinter’s employment agreement were changed.

Potential Payments Upon Termination of Employment.    Under Mr. Splinter’s employment agreement, he will receive certain compensation in the event Applied terminates his employment without cause. Specifically, Mr. Splinter’s amended and restated employment agreement provides that in that event Applied terminates his employment without cause, Mr. Splinter would be entitled to receive a lump sum payment equal to 275% of his then current annual base salary. This amendment was made to enable Applied to preserve the deductibility under Section 162(m) of the Internal Revenue Code of any bonuses that may be awarded to Mr. Splinter under the Senior Executive Bonus Plan. Prior to the amendment, Mr. Splinter’s employment agreement provided that if he were terminated without cause, he would have been entitled to receive a lump sum payment equal to his then current annual base salary and 100% of his target bonus for the year of the termination.

Mr. Splinter’s employment agreement also provides that if he is terminated without cause, any stock options that otherwise would have vested in the 12 months following his termination of employment would instead vest on the date of his termination. In the event of termination, Mr. Splinter would resign from the Board, unless requested otherwise. The terms of Mr. Splinter’s employment agreement were originally reviewed and approved by the Board and the amendment and restatement were reviewed and approved by the Board’s Human Resources and Compensation Committee.

If Applied had terminated Mr. Splinter’s employment without cause on October 23, 2009, the last business day of Applied’s fiscal 2009, Mr. Splinter would have received the following severance benefits under his amended and restated employment agreement: (a) a lump sum payment of $2,156,000, which is 275% of his annual base salary at the end of fiscal 2009 and (b) acceleration of the vesting of a stock option to purchase 300,000 shares of common stock. Based on the difference between the exercise price of $8.58 for this option and $12.95, the closing price of Applied common stock on October 23, 2009, the net value of this option would have been $1,311,000.

Separation Agreement with Thomas St. Dennis.    On October 5, 2009, Applied entered into a separation agreement with Thomas St. Dennis, former Senior Vice President, General Manager Silicon Systems Group, who resigned effective October 2, 2009. Under the agreement, Applied agreed to pay Mr. St. Dennis $1,035,000 in three installments, as follows: $369,000 on or before November 12, 2009, and $333,000 on each of October 1, 2010 and October 1, 2011, subject to Mr. St. Dennis’ continued compliance with the agreement. Applied also agreed to: (a) accelerate the vesting of one of Mr. St. Dennis’ stock options covering 200,000 shares of Applied common stock, and 82,500 performance shares that were earned but had not yet vested and (b) extend the deadline for Mr. St. Dennis to exercise all his vested stock options until November 20, 2009. Based on the difference between the $8.58 exercise price of Mr. St. Dennis’ accelerated option and $12.95, the closing price of Applied common stock on October 23, 2009, the last business day of Applied’s fiscal 2009, the net value of this option would have been $874,000. The value of the 82,500 performance shares based on this same closing price would have been $1,068,375. The agreement also provides a general release in favor of Applied, as well as continued confidentiality, non-disparagement, non-solicitation and non-competition obligations by Mr. St. Dennis.

None of the other named executive officers has an employment or severance agreement with Applied.

Policies and Procedures with Respect to Related Person Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related person transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Applied’s preference to avoid related person transactions.

Applied’s Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related person transactions for which such approval is required under applicable law, including SEC rules and Nasdaq listing standards. Current SEC rules define a related person transaction to include any transaction, arrangement or relationship in which Applied is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of Applied;

•	any person who is known to be the beneficial owner of more than 5% of Applied’s common stock;

•

any person who is an immediate family member (as defined under Item 404 of SEC Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of Applied’s common stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to Applied’s Standards of Business Conduct. Under the Standards of Business Conduct, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or appear to cause a conflict of interest. Applied’s Corporate Governance Guidelines require a director to promptly disclose to the Board any potential or actual conflict of interest involving him or her. Under the Guidelines, the Board will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related person transactions will be disclosed in Applied’s applicable filings with the SEC as required under SEC rules.

Certain Relationships and Related Transactions

None.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Applied’s directors and executive officers, and holders of more than 10% of Applied common stock, to file with the SEC reports about their ownership of common stock and other equity securities of Applied. Such directors, officers and 10% stockholders are required by SEC regulations to furnish Applied with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, and written representations from certain of the reporting persons stating that they were not required to file these forms, we believe that during fiscal 2009, all Section 16(a) filing requirements were satisfied on a timely basis.

No Incorporation by Reference

In Applied’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Human Resources and Compensation Committee Report” contained in this Proxy Statement are not incorporated by reference into any other filings with the SEC, except to the extent we specifically incorporate either report by reference into a filing. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

Stockholder Proposals—2011 Annual Meeting

Stockholders may present proposals for action at a future meeting if they comply with SEC rules and Applied’s Bylaws. If you would like us to consider including a proposal in our proxy statement next year, it must be received at our offices on or before September 29, 2010. If you intend to submit a proposal at the 2011 Annual Meeting of Stockholders but do not intend to include the proposal in our proxy statement for that meeting, you must provide appropriate notice to us no earlier than November 24, 2010 and no later than December 24, 2010. Our Bylaws contain specific requirements regarding a stockholder’s ability to nominate a director or to submit a proposal for consideration at an upcoming meeting. If you would like a copy of the requirements contained in our Bylaws, please contact: Joseph J. Sweeney, Corporate Secretary, Applied Materials, Inc., 2881 Scott Boulevard, P.O. Box 58039, M/S 2064, Santa Clara, California 95052-8039.

YOU MAY OBTAIN A COPY OF APPLIED’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 25, 2009 WITHOUT CHARGE BY SENDING A WRITTEN REQUEST TO APPLIED MATERIALS, INC., 3050 BOWERS AVENUE, P.O. BOX 58039, M/S 2038, SANTA CLARA, CALIFORNIA 95052-8039, ATTN: INVESTOR RELATIONS. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT www.appliedmaterials.com.

By Order of the Board of Directors

Santa Clara, California

January 27, 2010

APPLIED MATERIALS®

APPLIED MATERIALS, INC. 2881 SCOTT BLVD. P.O. BOX 58039, M/S 2064 SANTA CLARA, CA 95052-8039

YOU CAN VOTE OVER THE INTERNET OR BY TELEPHONE QUICK • EASY • CONVENIENT

AVAILABLE 24 HOURS A DAY • 7 DAYS A WEEK

APPLIED MATERIALS, INC. encourages you to take advantage of convenient ways to vote. If voting by proxy, you may vote over the Internet, by telephone or by mail. Your Internet or telephone vote authorizes the named proxies to vote in the same manner as if you marked, signed, and returned your proxy card. To vote over the Internet, by telephone, or by mail, please read the 2010 Proxy Statement and then follow these easy steps:

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 7, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Applied Materials, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically over the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in the future.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 7, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to APPLIED MATERIALS, INC., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M19024-P88641-Z51683

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

APPLIED MATERIALS, INC.

Election of Directors - Proposal 1

1. To elect eleven directors to serve for a one-year term and until their successors have been elected and qualified.

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board recommends a vote FOR the following:

01) Aart J. de Geus

02) Stephen R. Forrest

03) Thomas J. Iannotti

04) Susan M. James

05) Alexander A. Karsner

06) Gerhard H. Parker

07) Dennis D. Powell

08) Willem P. Roelandts

09) James E. Rogers

10) Michael R. Splinter

11) Robert H. Swan

Ratification of the Appointment of the Independent Registered Public Accounting Firm - Proposal 2

The Board recommends a vote FOR the following proposal:

2. To ratify the appointment of KPMG LLP as Applied Materials’ independent registered public accounting firm for fiscal year 2010.

For Against Abstain

Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

NOTE: The proposals to be voted on may also include such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting.

Yes

No

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on March 9, 2010: Notice, Proxy Statement and Annual Report with Form 10-K are available electronically at www.proxyvote.com.

M19025-P88641-Z51683

APPLIED MATERIALS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MARCH 9, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael R. Splinter and Joseph J. Sweeney, or either of them, each with full power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of Applied Materials, Inc. to be held on Tuesday, March 9, 2010, at 8:00 a.m. Local Time at Applied Materials, Inc. Offices, 28 Xinxi Road, Xi’an Hi-Tech Industrial Development Zone, Xi’an, People’s Republic of China, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the items set forth on the reverse side and, in their discretion, upon such other business as may properly come before such meeting and any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE ELEVEN NOMINEES FOR ELECTION AS DIRECTORS (PROPOSAL 1) AND FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2).

Dear Stockholder:

On the reverse side of this card are instructions on how to vote for the election of directors (Proposal 1) and for the ratification of the appointment of the independent registered public accounting firm (Proposal 2) over the Internet or by telephone. Please consider voting over the Internet or by telephone. Your vote is recorded as if you mailed in your proxy card. We believe voting this way is convenient.

Thank you for your attention to these matters.

Applied Materials, Inc.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE. If you vote over the Internet or by telephone, DO NOT mail back the proxy card.

THANK YOU FOR VOTING!

(Continued and to be signed on the other side)